Exhibit 2.1

10 May 2005

Certain Shareholders of SWT,

Captiva Software Corporation

And

Captiva Software France EURL

AGREEMENT

for the sale, purchase and exchange of shares in

SWT SA

HERBERT SMITH LLP

BY AND BETWEEN:

(1)	The Persons whose names and addresses are set out in SCHEDULE O.

(Hereinafter collectively referred to as the “Sellers” and individually as a “Seller”, and which are not acting jointly but only severally (sans solidarité) for the purpose of this Agreement)

AND

(2)	Captiva Software Corporation, a Delaware corporation whose offices are at 10415 Pacific Heights Boulevard, San Diego, CA 92121, represented by Mr. Reynolds C. Bish, CEO, duly authorised for the purpose herein, and

(3)	Captiva Software France EURL, an Entreprise Unipersonnelle à Responsabilité Limitée, a company that is currently being incorporated (société en formation), that will have an issued and paid-up share capital of 1 Euro and whose registered office will be at 37, rue des Mathurins, 75008 Paris, and that will be registered at the French Companies Registry of Paris, represented by Mr. Reynolds C. Bish, duly authorised for the purpose herein,

(Hereinafter collectively referred to as the “Purchaser” and acting jointly (solidairement) for the purpose of this Agreement.)

Hereinafter collectively referred to as the “Parties” and individually as a “Party”.

WHEREAS:

(A)	SWT S.A. is a limited liability company (société anonyme) incorporated under the laws of the Republic of France, details of which are set forth in SCHEDULE 1 (the “Company”), engaged in the following businesses:

SWT provides ADR (automatic extraction of data) and EDM (electronic document management) solutions to enable companies to do away with manual processing of paper documents.

(B)	The Company has an issued share capital of EUR 991,320 divided into 49,566 shares of EUR 20 nominal value each (the “Shares”).

(C)	The Company holds, directly or indirectly, title to 100% of the issued share capital of the companies detailed in SCHEDULE 2 (the “Subsidiaries”). The Company and the Subsidiaries are hereinafter collectively referred to as the “Group Companies” and each a “Group Company”.

(D)	The Sellers are the owner of the entirety of the Shares.

(E)	The Purchaser wishes to purchase and exchange, and the Sellers wish to sell or exchange, as the case may be, the Shares on the terms and subject to the conditions of this Agreement. In particular, the Purchaser’ agreement was reached in consideration of the representations, warranties and covenants granted by the Guarantor herein and the representations granted by the Private Equity Investors in sub-clause 7.2. Furthermore, the Purchaser is willing to purchase the Options Shares (or obtain the execution of a Forward Sale Agreement from the Option Holders) in order to hold 100% of the share capital of the Company fully diluted following Completion.

NOW, THEREFORE THE PARTIES AGREE AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, the Schedules and the Exhibits, the following terms shall have the following meanings:

“Accounting Principles” With respect to each Group Company, (i) the accounting principles and methods generally accepted in the country of incorporation of such Group Company, and (ii) those accounting rules implementing said principles and methods as consistently applied by such Group Companies for the preparation of their financial statements.

“Accounts” The audited financial statements (balance sheet, profit and loss statement, statement of cash flows, and notes on the accounts, including off-balance sheet liabilities) of the Company and the un-audited financial statements of each of the Subsidiaries as of and for the year ended on the Accounts Date, attached as SCHEDULE 3.

“Accounts Date” 31 December 2004.

“Actual Net Cash Position” The Net Cash Position of the Group Companies as at the 30th April 2005, as finally determined pursuant to sub-clause 3.3.

“Affiliate” In relation to any person, any other person that, directly or indirectly, controls or is controlled by or is under the same control as such person and the term “control” shall mean the ability to exercise, or to promote the exercise, directly or indirectly, of at least 50% of the voting rights attached to the entity’s equity interests or shares.

“Agreement” This agreement together with its Schedules and Exhibits.

“Business Day” A day (not being a Saturday) on which banks are open for general banking business in France and in the United States of America.

“Business Information” All information, know-how and records (whether or not confidential and in whatever form held) including all formulas, designs, specifications, drawings, data, manuals and instructions and all customer lists, sales information, business plans and forecasts, and all technical or other expertise and all accounting and tax records, correspondence, orders and inquiries.

“Claim” A claim made by any Indemnified Person against the Founders pursuant to Clause 8.

“Company” SWT, as further described in Paragraph A of the Recitals.

“Competition Law” All Laws that are designed or intended to prohibit, restrict or regulate actions or situations having the purpose or effect of monopolisation or restraint of trade, or the creation or strengthening of a dominant position, or the substantial lessening of competition.

“Completion” means completion of the sale and purchase of the Shares in accordance with Clause 6.

“Completion Date” The date referred to in sub-clause 6.1.

“Confidential Business Information” Business Information which is confidential or not generally known.

“Consents and Approvals” Any notice, report or other filing required to be made, or any consent, registration, approval, permit or authorisation required to be obtained from any Governmental Entity, including Competition Approvals.

“Consideration Shares” 179,498 shares of common stock of Captiva Software Corporation, each Consideration Share being valued for the purposes of the exchange contemplated in this Agreement at EUR 8.64.

“Disclosures” Any risk, fact or other event disclosed by the Founders in an Exhibit hereto and subject to the provisions of sub-clause 8.8.3 hereof.

“Disputed Item” Any item in dispute as further described in sub-clause 3.3.1.

“Encumbrance(s)” Any pledge, privilège (lien), or other security interest, charge, condition, equitable interest, claim, usufruit, indivision or other community property interest, as well as any “delegation”, “subrogation”, agreement, option, undertaking, guarantee, prior approval, right of first offer, right of pre-emption or any other party right, or other obligation, claim, restriction or limitation of any nature whatsoever, and, if applicable, any mortgage, easement (“servitude”) or similar encumbrance

“Escrow Agent” Banque Privée Fideuram Wargny, société anonyme with a registered share capital of EUR 58,102,240, whose registered offices are 7, place Vendôme, 75001 Paris, registered with the Paris Registry of Companies under number 391546678.

“Escrow Agreement” The agreement pursuant to which the Escrow Funds and the Escrow Shares are placed in escrow in the form set forth in SCHEDULE 9.

“Escrow Account” The account on which the Escrow Funds are deposited, pursuant to the terms of the Escrow Agreement.

“Escrow Funds” That part of Mr. Debbah’s portion of the Purchase Price equal to EUR 1,500,000 to be deposited on the Escrow Account pursuant to the Escrow Agreement, in accordance with sub-clause 6.3.

“Estimated Net Cash Position” EUR 2,071,585.

“Exchange Shares” means 7,522 shares in the Company held by Mr. Hervé Debbah and available to be exchanged at Completion.

“Founders” means Hervé Debbah, Daniel Vaniche, Franck Signorile, François Courjaret, Muriel Debbah, Victor Lisbona and Sonia Lisbona.

“Founders Price” That part of the Purchase Price to be paid to Founders in consideration for the sale of the Founders Shares (EUR 6,612,227.45) and subject to adjustment in accordance with sub-clause 3.3.

“Founders Shares” The aggregate number of Shares, excluding the Exchange Shares, held by the Founders, i.e., 22,474 Shares.

“Forward Sale Agreement” The forward sale agreement in the agreed form attached as SCHEDULE 12 whereby each Option Holder shall undertake to sell the Options Shares then held by him immediately upon him exercising his Stock Options.

“Governmental Entity” Any public international, multinational or transnational organisation or any national, state, municipal or local governmental, judicial, arbitral, legislative, administrative or other person, authority, ministry, department, agency, instrumentality, office, organisation or stock exchange having jurisdiction over the Sellers or the Purchaser or the Group Companies or their respective properties or assets.

“Group Company” Any one of the Company or Subsidiaries as further detailed in paragraph C of the Recitals.

“Guarantor” shall mean Mr. Hervé Debbah.

“Indemnification Date” The date further defined in sub-clause 8.4.3.

“Indemnification Liability” The liability incurred by the Guarantor pursuant to the terms of Clause 8.

“Indemnified Person(s)” The person(s) defined as such in sub-clause 8.1 or any of its successors.

“Independent Expert” The expert referred to in Clause 3.

“Information Technology” Computer hardware, software, networks and/or other assets which include embedded technology used by or belonging to the Group Companies as listed in Exhibit 13.

“Intellectual Property” Patents, trade marks, rights in designs, models, trade or business names, copyrights and assimilated rights (including rights with respect to computer software), logos, database rights, know-how, trade secrets, internet web sites and domain names (whether or not any of these is registered) and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world, as well as all applications and registrations pertaining to such rights.

“Intellectual Property Rights” The Intellectual Property owned or used by any of the Group Companies.

“Law(s)” Any law, statute, regulation, rule, ordinance, decree, administrative law, provision of any code, principle of civil, administrative or common law, governmental or administrative instruction and any treaty.

“Material Adverse Change” Any event (i) affecting or likely to affect the condition (financial or otherwise), properties, business, results of operations or prospects of any Group Company and (ii) that has or is likely to have a materially adverse effect on the value of the Group Companies in excess of 250,000 Euros. Such events would include the loss of customers representing in aggregate more than 10% of sales or the loss of suppliers representing in aggregate more than 25% of supplies, as well as product liability exposure. For the avoidance of doubt, it is expressly stated that the materiality level set forth above is specific to the definition of Material Adverse Change and shall not be construed as a general materiality level applying to any other provision of this Agreement.

“Material Contracts” The contracts further described in sub-clause 7.1 of SCHEDULE 4.

“Net Cash Position” As at 30th April 2005, the aggregate consolidated amount of the cash (disponibilités) and cash equivalents and short term securities (valeurs mobilières de placement) of the Group Companies as at 30th April 2005 together with any interests and/or latent capital gains accrued thereon as at 30th April 2005 but not accounted for as at 30th April 2005, provided, however, that all checks signed by the Group Companies but not yet cleared by any of the Group Companies’ banks on 30th April 2005 and all bank transfers ordered by the Group Companies but not debited from the Group Companies’ bank accounts as at 30th April 2005 shall be deducted, whilst all checks received by the Group Companies but not yet credited on 30th April 2005 and all bank transfers ordered by a third party but not yet credited to the Group Companies accounts shall be added.

“Option Holders” The individuals holding Stock Options as at the date of this Agreement as set out in SCHEDULE 2 (A).

“Option Shares” the shares to be issued by the Company as a result of the exercise of the Stock Options.

“Option Shares Price” The consideration for the sale of the entirety of the Option Shares equal to EUR 259,452.13, i.e, EUR 273.11 per Option Share.

“Order” Any permit or licence or any judgment, injunction, order, rulings, decree or other restriction of any Governmental Entity, court or tribunal.

“Private Equity Investors” Antin FCPI 1, Blue Insider, Matignon Technologies FCPR, FCPI Banque Populaire Innovation 5 and FCPI Banque Populaire Innovation 6, which are not acting jointly but only severally (sans solidarité) for the purpose of this Agreement.

“Private Equity Investors Price” That part of the Purchase Price to be paid to Private Equity Investors in consideration for the sale of the Private Equity Investors Shares (i.e. EUR 7,100,000).

“Private Equity Investors Shares” The aggregate number of Shares held by the Private Equity Investors, i.e., 19,570 Shares, together with any bons de souscription d’actions which may have been issued by the Company and subscribed by the Private Equity Investors.

“Properties” The properties listed in Exhibit 11.

“Purchase Price” The consideration for the sale of the Private Equity Investors Shares and the Founders Shares as defined in sub-clause 3.1.

“Shares” The shares referred to in Paragraph B of the Recitals.

“Sellers ‘ Group” The Sellers and the Sellers’s Affiliates, from time to time.

“Senior Executives” Messrs. Hervé Debbah and Daniel Vaniche.

“Statement of Net Cash Position” A statement setting out the Net Cash Position.

“Stock Options” The stock options, warrants, bons de souscription, bons de créateurs d’entreprise, bons de soucription de parts de créateurs d’entreprise and any other form of right or option to purchase equity in any of the Group Companies as set out in SCHEDULE 2 (A).

“Subsidiaries” Those companies further described in SCHEDULE 2.

“Taxation or Tax(es)” All taxes, levies, duties, assessments and governmental charges of any kind (in all cases including any related penalties, surcharges and interest thereon), whether payable directly or by withholding, including income tax, corporation tax, précompte, property tax, capital gains tax, value added tax, customs duties, excise duties, business tax, transfer and contribution taxes, stamp and registration duties, social security and other similar payroll related assessments, (including in respect of health, unemployment, housing, family allowances, pension, retirement and welfare contributions) tax-assimilated levies (taxes parafiscales) and any other taxes, levies, duties, charges or withholdings corresponding to, similar to, replaced by or replacing any of them, provided, that “Taxes” shall also mean (i) any liability of any Group Company determined on the basis of any Tax or by reference to any taxable basis, and (ii) any Tax due by a person other than a Group Company and for which any Group Company would be liable, in particular as a result of any joint and several obligation with such person, any obligation to hold harmless and indemnify such person, any obligation to bear the Taxes of such person (in particular as a result of a tax consolidation or any similar agreement).

“Warranties” The representations made and the warranties granted by the Guarantor and set forth in SCHEDULE 4.

1.2	Interpretation

In this Agreement, save where the context otherwise requires:

1.2.1	words in the singular shall include the plural, and vice versa.

1.2.2	masculine gender shall be deemed to include the feminine and neuter and vice versa.

1.2.3	a reference to a person shall include a reference to a firm, a body corporate, an unincorporated organisation, government agency, an independent authority or to a person’s executors, administrators, successors or assigns.

1.2.4	a reference to a sub-clause, Clause, Schedule or Exhibit shall be a reference to a sub-clause, Clause, Schedule or Exhibit (as the case may be) of or to this Agreement.

1.2.5	if a period of time is specified it shall be calculated in accordance with the provisions of articles 640 et seq. of the French Nouveau Code de Procédure Civile.

1.2.6	references to writing shall include any modes of reproducing words in a legible and non-transitory form.

1.2.7	a reference to a balance sheet or profit and loss statement shall include a reference to any note forming part of it.

1.2.8	where any statement set out in SCHEDULE 4 (Warranties) is expressed to be given or made “to the Guarantor’s knowledge” or “so far as the Guarantor is aware” or is qualified in some other manner having substantially the same effect, such statement shall, save to the extent specified in such statement, be deemed to include an additional statement that the Founders have made due and careful enquiry (including with the officers, accountants and/or auditors of each of the Group Companies) as to the facts and circumstances relevant to such statement and such other enquiries reasonably necessary to make such statement and shall have taken the results of such enquiries into account.

1.2.9	the headings in this Agreement are for convenience only and shall not affect the interpretation of any provision of this Agreement.

1.2.10	“including” and other similar expressions are not and must not be treated as words of limitation.

2.	SALE AND PURCHASE - EXCHANGE

2.1	The Sellers hereby jointly agree to sell and the Purchaser hereby agrees to purchase all, but not some only, of the Founders Shares and the Private Equity Investors Shares at Completion.

2.2	In addition, on the Completion Date and in accordance with articles 1702 et seq. of the French Civil Code, Mr. Debbah shall exchange with Captiva Software Corporation all (and not some only) the Exchange Shares in return for all (and not some only) the Consideration Shares on the terms and subject to conditions set out in this Agreement.

2.3	As a result of sub-clauses 2.1 and 2.2 above, the Purchaser will hold, immediately following Completion, 100% of the Shares, it being specified that, immediately following Completion, Captiva Software Corporation may transfer to Captiva Software France any of the Exchange Shares and, as a result, Captiva Software France would hold 100% of the Shares.

2.4	On or before the Completion Date, the Sellers waive and agree to procure the waiver of any restrictions on transfer (including pre-emption rights or any other contractual right) including under any shareholders agreement in force prior to this Agreement or Completion which may exist in relation to the Shares under the articles of association of the Company, any shareholders agreement or otherwise so that the Shares will be transferred free and clear of any Encumbrances and will be exchanged with all rights to received dividends or other distribution attached.

3.	CONSIDERATION

3.1	Purchase Price

3.1.1	The consideration for the sale of the entirety of the Private Equity Investors Shares and the Founders Shares shall be equal to the aggregate of the Private Equity Price, the Founders Price, the Option Shares Price, i.e. EUR 13,971,679.58 to be adjusted with respect to the Founders Price and subject to the Founders Price Adjustment as provided for in sub-clause 3.3 (the “Purchase Price”).

3.1.2	The Purchase Price shall be allocated among the Sellers as follows:

(A)	Private Equity Price
	(1)	Matignon Technologies FCPR	EUR	2,989,721.97
	(2)	Antin FCPI 1	EUR	1,120,918.94
	(3)	Blue Insider	EUR	186,517.43
	(4)	FCPI Banque Populaire Innovation 5	EUR	934,467.41
	(5)	FCPI Banque Populaire Innovation 6	EUR	1,868,374.25

(B)	Founders Price
	(6)	Hervé Debbah	EUR	5,268,538.50
	(7)	Daniel Vaniche	EUR	655,458.02
	(8)	Franck Signorile	EUR	163,864.51
	(9)	François Courjaret	EUR	245,796.76
	(10)	Muriel Debbah	EUR	245,796.76
	(11)	Victor Lisbona	EUR	16,386.45
	(12)	Sonia Lisbona	EUR	16,386.45

(C)	Option Shares Price
	(13)		EUR	259,452.13

3.1.3	Each of the Sellers acknowledges that he/it has agreed that the price per Share he/it will receive hereunder may be different from that received by the other Sellers (in particular, but not only, as a result of the Founders Price Adjustment set out in sub-clause 3.3) given that the obligations of the Founders and the Private Equity Investors are different, and waive any claim that he/it may have against the Purchaser and the other Sellers as a result of such difference.

3.1.4	The Purchase Price is payable in cash on the Completion Date as provided for in sub-clause 6.3, and is subject to adjustment, with respect to the Founders, as provided for hereafter.

3.2	Consideration Shares

3.2.1

On the Completion Date, in consideration for Mr. Debbah tendering his Exchange Shares to be exchanged for the Consideration Shares, the latter shall be allotted to Mr. Debbah credited as fully paid and free from all Encumbrances and shall rank in full for all dividends and in all other respects carry the same rights as the existing ordinary share capital of the Purchaser in issue on the Completion Date albeit issued pursuant to an exemption from registration (such as a private placement to accredited investors or an offshore placement pursuant to Regulation S of the 1933 Securities Act).

3.2.2	The Consideration Shares will be restricted securities and will not be freely tradable in the public market for the time period between Completion and the actual registration of the Consideration Shares as per the provisions hereunder. Subject to certain limitations, an exemption from registration is generally available to allow the public re-sale of restricted securities one year after the date the shares are issued. The Purchaser agrees to file for registration of the shares for resale on a Form S-3 resale registration statement with the United States Securities and Exchange Commission (“SEC”) within 120 days of Completion (provided that in the event the resale registration becomes effective, the Purchaser does not promise to maintain the effectiveness of such registration under all circumstances as it may allow it to lapse if its business would be harmed). The Purchaser represents that whenever the registration will have become effective, Mr. Debbah will have an unrestricted to sell his Consideration Shares on the Nasdaq. Mr Debbah agrees to pay for the registration costs of such filing up to a maximum amount of USD 15,000.

3.2.3	If and when Mr. Debbah desires to sell the Consideration Shares, Mr. Debbah and the Purchaser shall act in good faith with one another to the extent permitted by law and so as to comply with the Purchaser’s insider trading policy, to facilitate block trades or similar negotiated placements of the Consideration Shares in order, notably, to minimize market disruption resulting from offering large numbers of shares to the market at the same time.

3.3	Founders Price Adjustment

The Founders Price shall be adjusted Euro for Euro by the amount by which the Actual Net Cash Position differs from the Estimated Net Cash Position, as follows:

3.3.1	Determination of the Statement of the Net Cash Position

(A)	As soon as reasonably practicable and in any event within ten (10) Business Days after the date hereof, the Founders shall prepare and send to the Purchaser a draft Statement of Net Cash Position together with all working papers, bank statements, accounts, reconciliation papers and documents sufficient to allow the Purchaser’s personal advisors to fully audit said documents.

(B)	Immediately upon receipt of the draft Statement of Net Cash Position, the Purchaser shall have a period of ten (10) Business Days to review the same and confirm whether or not it approves the draft Statement of Net Cash Position, explaining in detail and in writing any disputed item (each, a “Disputed Item”). If after such time limit, the Purchaser has not notified to the Founders whether or not it approves such draft Statement of Net Cash Position, they shall be deemed to have been approved by the Purchaser and shall become final and binding on the Parties. Any item that has not been identified as a Disputed Item by the Purchaser, prior to the expiry of such time limit, shall be deemed to have been agreed and thus shall become final and binding on the Parties.

(C)	The Founders shall procure that the Group Companies provide to the Purchaser all requested assistance in order to complete their review, including access to all working papers, accounts and documents and access to and cooperation from relevant personnel.

(D)	If the Purchaser confirm its agreement with the draft Statement of Net Cash Position (either as presented to them initially or as modified in such a manner that they have approved it), the draft Statement of Net Cash Position shall become final and binding on the Parties.

(E)	If the Purchaser notifies the Founders of any Disputed Item, the Purchaser and the Founders shall:

(1)	themselves reach an agreement in respect of the Disputed Item; or

(2)	in the absence of such agreement within thirty (30) Business Days from the date of receipt by the Purchaser of notice of the Disputed Items in accordance with sub-clause 3.3.1(B) above, refer the matter to a partner to be appointed by the Managing Director of Amyot Exco Grant Thornton, 104 avenue des Champs Elysées, 75008 Paris or, if he is unavailable, or unable to (in particular as a reason of a conflict of interest) or refuses to carry out his assignment, an accounting firm of international reputation appointed, further to the instructions of the most diligent Party, with prior notice to the other Party, by the president of the Tribunal de Commerce of Paris in summary proceedings (the “Independent Expert”).

(F)	The Independent Expert shall review the draft Statement of Net Cash Position as well as all necessary supporting documentation so as to settle all Disputed Items thereby finalising the Statement of Net Cash Position.

(G)	The Parties shall make available (and cause the Group Companies to make available and to cause their respective auditors to make available) all such information, and provide such access, to the Independent Expert as may be required for the performance of his assignment.

(H)	The Parties shall use their respective best endeavours to cause the Independent Expert to notify the Founders and the Purchaser of his decision covering the Disputed Items and finalising the Actual Net Cash Position, thereby confirming the Founders Price, as adjusted, together with any payment to be made by the Purchaser or the Founders as the case may be, having regards to the payments made on Completion in accordance with sub-clause 6.3, within thirty (30) Business Days from the date on which the Disputed Items were referred to him.

(I)	In the course of his assignment, the Independent Expert shall act as a third party expert in accordance with article 1592 of the French Civil Code, shall apply the Accounting Principles and shall issue a decision only with respect to the Disputed Items (and thereby with respect to the finalisation of the Statement of Net Cash Position and the Founders Price). Save in the case of manifest error, the Expert’s decision shall be final and binding on the Parties and trigger the obligation to make the payments described in sub-clause 3.4.

(J)	The costs and fees incurred by the Independent Expert under this clause shall be (i) fully borne and paid by the Purchaser in the event the Independent Expert would confirm the Founders’ position with respect to all of the Disputed Items, or (ii) fully borne and paid by the Founders in the event the Independent Expert would confirm Purchaser’s position with respect to all of the Disputed Items, or (iii) divided and shared equally between the Purchaser and the Founders in all other instances.

3.3.2	The Statement of Net Cash Position, as finalised pursuant to the terms of this Clause 3 shall be deemed to be attached hereto as SCHEDULE 3.

3.3.3	For the avoidance of doubt, any approval by the Purchaser of the Statement of Net Cash Position in accordance with this sub-clause 3.3 shall be without prejudice to any Claims made pursuant to Clause 8.

3.4	Determination and Payment of the Founders Price Adjustment

If the Actual Net Cash Position (as finally determined pursuant to sub-clause 3.3.1 above) is greater than the Estimated Actual Net Cash Position, the Founders shall be entitled to a Euro for Euro increase of the Founders Price for an amount equal to such difference.

If the Actual Net Cash Position (as finally determined pursuant to sub-clause 3.3.1 above) is less than the Estimated Net Cash Position, the Purchaser shall be entitled to a Euro for Euro reduction of the Founders Price for an amount equal to such difference.

Any difference between Actual Net Cash Position and Estimated Net Cash Position shall be allocated among the Founders in proportion to the number of Founders Shares held by each of them.

Any amount due in connection with the Founders Price Adjustment pursuant to this sub-clause 3.4 shall be payable on Completion, in accordance with sub-clause 6.3 and, thereafter, as the case may be, in accordance with sub-clause 6.5.

4.	STOCK OPTIONS

4.1.1	With a view to satisfying the condition precedent set out in sub-clause 5.2.4, the Founders shall make their best efforts to cause each of the Option Holders who may exercise their stock-option upon Completion, to exercise at Completion all their Stock Options and as result, to subscribe for the Options Shares and transfer such Option Shares to the Purchaser. Alternatively and for the Option Holders who are holding Stock Options which may not be exercised on Completion, the Founders shall make their best efforts to cause each of those Option Holders to execute a Forward Sale Agreement in respect of the Options Shares they will receive as a result of the exercise of their Stock Options after the Completion Date.

4.1.2	The Option Shares Price will be allocated to each of the Option Holders prorata the number of Option Shares to be held by each.

4.1.3	The Option Shares Price shall be payable in cash by Purchaser to each of the Option Holders on the date of Completion or upon the completion of each Forward Sale Agreement.

5.	CONDITIONS PRECEDENT - TERMINATION

The obligations of the Parties hereunder, other than those set forth in this Clause 5 and in sub-clauses 9.1, 9.2, 9.3 and Clauses 1, 11, 12, 13, 14, 15 and 17, are subject to each of the following conditions being satisfied on or prior to Completion Date (or, when applicable, waived at Completion Date by the Party for the benefit of whom they have been provided):

5.1	Conditions to obligations of both Parties:

5.1.1	All Consents and Approvals required to be obtained by the Sellers or any of the Group Companies in connection with the execution of this Agreement and the consummation of the transactions contemplated herein shall have been obtained.

5.2	Conditions to obligations of the Purchaser:

5.2.1	The continuing accuracy, as at the Completion Date, of the Warranties (except that Warranties made as of a specified date need only be or remain true and correct as of such date);

5.2.2	The due performance of each of the covenants and agreements of the Sellers to be performed on or prior to the Completion Date set out in sub-clauses 4.1.1, 7 and 9;

5.2.3	The absence of occurrence of any Material Adverse Change;

5.2.4	Eighty percent (80%) of the Option Holders have agreed to either exercise all their Stock Options and to transfer to the Puchaser all the Option Shares acquired as a result of such exercise in each case for that part of the Option Shares Price applicable to each Option Holder or, to execute a Forward Sale Agreement.

5.3	Conditions to obligations of the Sellers:

5.3.1	the continuing accuracy in all material respects, as at the Completion Date, of the representations and warranties of Purchaser under sub-clause 7.2 (except that representations and warranties made as of a specified date need only be or remain true and correct as of such date);

5.3.2	the due performance in all material respects of each of the covenants and agreements of Purchaser to be performed on or prior to the Completion Date;

5.4	Reasonable Endeavours

The Parties shall use all reasonable endeavours to ensure that the above conditions are fulfilled as soon as reasonably practicable.

5.5	Termination

This Agreement may be terminated at any time prior to Completion:

5.5.1	by the mutual written agreement of the Sellers and the Purchaser; or

5.5.2	by either the Sellers or the Purchaser in the event of a breach of a representation, warranty, covenant or agreement contained in this Agreement by the other Party; or

5.5.3	by the Purchaser in the event of occurrence of a Material Adverse Change; or

5.5.4	Subject to any waiver by the Party for the benefit of whom the relevant condition(s) has (have) been provided, if the conditions set out in sub-clauses 5.1 through 5.3 (inclusive) are not fulfilled within three weeks of the date hereof.

5.6	Consequences of Termination

In the event of the termination of this Agreement in accordance with sub-clause 5.5, this Agreement (other than Clauses 1, 5, 11, 12, 13, 14, 15 and 16) shall become null and void (but without prejudice to either Party’s liability for failure to perform in a timely manner its respective covenants hereunder).

6.	COMPLETION

6.1	Completion Date

Completion shall take place at the offices of the Purchaser’s counsel, Herbert Smith LLP, 20 rue Quentin Bauchart, 75008 Paris, at the latest on 30th May 2005 or any later date agreed upon by the Parties (the “Completion Date”) which shall be not later than eight (8) Business Days following the fulfilment (or waiver) of the last to be fulfilled (or, as the case may be, waived) of the conditions precedent set out in Clause 5 (other than those conditions set out in sub-clauses 5.2.1, 5.2.3 and 5.3.1) provided that, on the Completion Date, the conditions set out in sub-clauses 5.2.1, 5.2.3 and 5.3.1 are fulfilled or, if and to the extent not fulfilled, that compliance therewith has been waived.

6.2	Completion Deliveries

6.2.1	At Completion, the Sellers shall deliver or cause to be delivered to the Purchaser:

(A)	duly executed share transfer forms (“ordres de mouvement”) and registration duty forms in respect of the entirety of the Shares in favour of the person(s) specified by the Purchaser;

(B)	unconditional resignations in writing of all the directors and officers who are representatives of any of the Private Equity Investors and if, and to the extent, requested by the Purchaser no later than 2 Business Days prior to the Completion Date, the unconditional resignations in writing of all other directors and other corporate officers of the Group Companies (other than those specifically identified by Purchaser);

(C)	evidence from the Private Equity Investors of the capacity and authority of each of the Private Equity Investors to enter into this Agreement and on the validity of the powers of their respective representatives;

(D)	all other documents useful or necessary for completion of the sale to the Purchaser of the Shares and completion of all other transactions contemplated herein, and all documents justifying the performance by the Sellers of their undertakings hereunder, which the Purchaser may reasonably request.

6.2.2	At Completion, the Founders shall deliver or cause to be delivered to the Purchaser:

(A)	duly executed Forward Sale Agreements in respect of all outstanding Stock Options, as per sub-clause 5.2.4 hereof;

(B)	all statutory meeting attendance sheets or books and minute books (updated up to and including the Completion Date) for each of the Group Companies;

(C)	share transfer register (“registre des mouvements”) and shareholders’ accounts (“comptes individuels d’actionnaires”) for each of the Group Companies, in both cases updated so as to record the transfer of Shares provided for hereunder;

(D)	certified copies of the minutes of the information and consulting meetings of the work council of the Company confirming that such work council has been duly notified of and attended a meeting for the purpose of being informed and consulted on the transfer of the Shares and have given an opinion (“avis”) in respect thereof;

(E)	if requested by the Purchaser, the unconditional resignation letter of the Statutory Auditor (“Commissaire aux Comptes”) of each of the Group Companies (both principal and alternate auditors), effective at the end of the general shareholders’ meeting called to approve the annual accounts for the current financial year;

(F)	a certificate, in the form set forth in SCHEDULE 7 signed by the Guarantor confirming that (i) in accordance with sub-clause 5.2.1, the Warranties remain true and accurate in all respects as at the Completion Date; or, if such is not the case and the Purchaser has partially waived the condition referred to in sub-clause 5.2.1, a certificate signed by the Guarantor confirming that, save as mentioned therein, the said Warranties remain true and accurate as of the Completion Date; and (ii) in accordance with sub-clause 5.2.3, no Material Adverse Change has occurred with respect to the Group Companies;

(G)	Daniel Vaniche shall execute the amendment to his service agreement, as attached as SCHEDULE 8 (A).

6.2.3	The Founders undertake to procure the holding at the Completion Date of such board and/or shareholder meetings of the Group Companies, as the Purchaser may request, in order to transact the following business:

(A)	any person nominated by the Purchaser (no later than two (2)) Business Days prior to the Completion Date) for appointment as a director or officer of any of the Group Companies shall be so appointed;

(B)	all existing mandates for the operation of the bank accounts of the Group Companies shall be revoked and new mandates issued giving authority to those persons nominated by the Purchaser;

(C)	such board meeting will resolve on the new terms of the compensation of Mr. Hervé Debbah as set forth in SCHEDULE 8 (B).

6.2.4	On the Completion Date, Mr. Debbah and the Purchaser shall enter into the Escrow Agreement in the form set forth in SCHEDULE 9; and the Parties shall enter into the short-form share purchase agreement (for the sole purpose of registering the sale and the exchange of the Shares with the Tax authorities).

6.3	Payment of Purchase Price

At Completion, the Purchaser shall pay the Purchase Price as follows:

6.3.1	EUR 7,100,000 shall be paid to the order of the Private Equity Investors by banker’s draft (chèque de banque);

6.3.2	EUR 5,112,227.45 shall be paid to the order of the Founders by banker’s draft adjusted as follows:

(A)	plus an amount equal to the difference (Euro for Euro) between the Actual Net Cash Position (as finally determined pursuant to sub-clause 3.3.1 above) if it is more than the Estimated Net Cash Position;

or

(B)	less an amount equal to the difference (Euro for Euro) between the Actual Net Cash Position (as finally determined pursuant to sub-clause 3.3.1 above) if it is less than the Estimated Net Cash Position;

or

(C)	In the event of the occurrence of any Disputed Items, the Purchaser shall pay to the Founders the difference, if any, between (a) the Estimated Net Cash Position and (b) the undisputed part of the draft Statement of Net Cash Position, if (b) is greater than (a) and shall retain the difference if (a) is greater than (b).

6.3.3	EUR 1,500,000 shall be transferred to the Escrow Account in the name of the Escrow Agent, in accordance with the terms of the Escrow Agreement.

6.4	Delivery of the Consideration Shares

At Completion, the Purchaser shall deliver or procure to be delivered a stock certificate representing 100% of the Consideration Shares, issued in the name of Mr. Debbah and bearing the restrictive legend referred to in sub-clause 16.1.4.

6.5	After completion

In the event referred to in sub-clause 6.3.2(C) (Disputed Items), the Purchaser shall pay to the Founders (or vice versa, as the case may be) such amount as determined by the Independent Expert in accordance with sub-clause 3.3.1(H).

7.	WARRANTIES

7.1	Guarantor’s Warranties

7.1.1	The Guarantor represents and warrants to the Purchaser that as at the date hereof each of the Warranties set out in Schedule 4 is true and accurate in all respects and is not misleading.

7.1.2	The Guarantor represents and warrants that each of the Warranties set out in Schedule 4 will be true and accurate at Completion and, for this purpose, the Warranties set out in Schedule 4 shall be deemed to be repeated at the Completion Date.

7.2	Private Equity Investors Warranties

Each of the Private Equity Investors represent and warrant to the Purchaser that:

7.2.1	Organisation, Authority and Validity

(A)	They are Fonds Commun de Placement and, for Blue Insider, a limited liability company (société anonyme) duly organised and validly existing and in good standing under the laws of France.

(B)	They have full power and authority to enter into and perform this Agreement, including the due authorisation of its competent corporate bodies.

7.2.2	Consents and Approvals - No Breach

(A)	No Consents and Approvals are required to be obtained by each of the Private Equity Investor in connection with the execution of this Agreement and the consummation of the transactions contemplated herein; and

(B)	The execution and performance by the each of the Private Equity Investor of this Agreement and of any other agreements contemplated herein shall not constitute, result or give rise to any of the following events:

(1)	any violation of any applicable Law or Order; or

(2)	any violation or breach of each of the Private Equity Investor’s articles of association (or other organisational documents),

except for any such matters that would not, either individually or in the aggregate, have a material adverse effect on the ability of each of the Private Equity Investor to perform its obligations under this Agreement.

7.3	Purchaser’s Warranties

The Purchaser represents and warrants to the Sellers that:

7.3.1	Organisation, Authority and Validity

(A)	Captiva Software Corporation is a joint stock company duly organised and validly existing and in good standing under the laws of the State of Delaware, U.S.A.

(B)	Captiva Software Corporation has full power and authority to enter into and perform this Agreement, including the due authorisation of its competent corporate bodies.

7.3.2	Consents and Approvals – No Breach

(A)	No Consents and Approvals are required to be obtained by Captiva Software Corporation in connection with the execution of this Agreement and the consummation of the transactions contemplated herein; and

(B)	The execution and performance by Captiva Software Corporation of this Agreement and of any other agreements contemplated herein shall not constitute, result or give rise to any of the following events:

(1)	any violation of any applicable Law or Order; or

(2)	any violation or breach of the Purchaser’s articles of association (or other organisational documents),

except for any such matters that would not, either individually or in the aggregate, have a material adverse effect on the ability of the Purchaser to perform its obligations under this Agreement.

8.	INDEMNIFICATION / PRICE REDUCTION

8.1	Indemnity

The Guarantor undertakes to indemnify the Purchaser by way of a reduction in the consideration paid for the Founders Shares and the Exchange Shares or, and if the Purchaser in his absolute discretion so wishes, by making good and holding harmless the relevant Group Company(ies) or the Purchaser (collectively, the “Indemnified Person(s)”) for the amount of:

8.1.1	all losses, claims, damages, shortfall in earnings, interests, costs, fines, penalties or expenses whatsoever suffered or incurred by the Purchaser or the Group Companies, as a result of any of the Warranties made by the Guarantor in Schedule 4 being untrue, inaccurate or incomplete;

8.1.2	any deficiency or reduction in the value, as at the Completion Date, of any of the assets of the Group Companies appearing in the Accounts (including any asset warranted hereby to exist but not in fact existing) which deficiency or reduction does not appear or is not fully provided for in the Accounts;

8.1.3	any increase in the liabilities (including undisclosed liabilities) of the Group Companies as at the Completion Date, which increase does not fully appear in the Accounts; and

8.1.4	all reasonable costs and expenses of any proceedings and any legal advice incurred in connection with any loss or damage referred to in sub-clauses 8.1.1, 8.1.2 or 8.1.3.

•	For the avoidance of doubt, the indemnification due by the Guarantor under this Clause 8 shall be for 100% of the amounts referred to in sub-Clauses 8.1.1 to 8.1.4. and shall not be limited by the fact that the shares sold or exchanged by him in the share capital of the Company do not represent 100% of the share capital but merely 50.59%, taking however into consideration the provisions of sub-clause 8.3;

8.2	Time Limits

Any claim by the Purchaser as a result of the occurrence of any of the events referred to in sub-clauses 8.1.1, 8.1.2 above and 8.1.3 (a “Claim”) shall be made by notice in writing to the Guarantor, within the following time limits:

8.2.1	Claims relating to Taxation or pertaining to the criminal liability of the Group Companies may be made up to three (3) months after (i) expiry of the relevant statute of limitation, or (ii) if later, the date on which any court decision in relation to the matter forming the basis of any such Claim is given, arbitration sentence is passed or settlement becomes definitive and without appeal;

8.2.2	Any other Claims are to be made within a period of two (2) years as from the Completion Date.

For the avoidance of doubt, in the event notice of any Claim is given within the applicable time limit, the rights of the Indemnified Person under this Clause 8 with respect to such Claim shall survive until such time as such Claim is finally resolved.

8.3	Quantum Limitations

The Guarantor’s potential Indemnification Liability shall be limited as follows:

8.3.1	The aggregate Indemnification Liability due hereunder shall not exceed:

(A)	one million five hundred thousand euros (1,500,000 EUR) for any claim made on or before January 31st, 2006;

(B)	seven hundred and fifty thousand euros (EUR 750.000) for any claim made on or before January 31st, 2007; and

(C)	three hundred and seventy five thousand euros (EUR 375.000) for any claim made on or before March 31st, 2006 ;

(D)	and zero euros thereafter.

8.3.2	The Guarantor shall not be liable unless the aggregate amount of Claims made hereunder exceeds EUR 200,000 (two hundred thousand euros), in which event the Indemnified Persons shall be entitled to the full amount exceeeding the above mentionned EUR 200,000 exemption.

8.4	Indemnification Procedure and Payment

8.4.1	Implementation of the Indemnification Procedure

(A)	Subject to the terms of sub-clause 8.4.4, the Indemnified Persons shall be entitled to make a Claim against the Guarantor as soon as they become aware of any fact that could give rise to Indemnification Liability.

(B)	If the Guarantor disputes the basis or the amount of the Claims made by the Indemnified Person, the Guarantor shall notify such Indemnified Person within thirty (30) Business Days following receipt of the Claim notice. Failure to make such a dispute notification within this time limit shall result in the dispute being disallowed and the Parties being deemed to have agreed to the basis and amount of the relevant Claims on the date of expiry of such time limit.

8.4.2	Disputed Claims

In the event that a Claim is disputed by the Guarantor :

(A)	the Indemnified Person and the Guarantor shall endeavour to reach agreement in respect of the disputed points relating to a Claim within thirty (30) Business Days after the date on which the corresponding Claim notice was received by the Guarantor ; or

(B)	in the absence of such agreement within fifteen (15) Business Days, either Party may refer the matter to the court provided for in Clause 16.

8.4.3	Payment Obligation

(A)	Indemnification Payment – Any amount payable by the Guarantor to any Indemnified Person under this Clause 8 shall be payable within fifteen (15) Business Days from the date of quantification of the Indemnification Liability by mutual agreement or further to a court judgement or arbitration decision that is not subject to an appeal allowing for a stay in enforcement (such due date, the “Indemnification Date”) provided, the occurrence of the Indemnification Date shall be considered in itself as formal notice (mise en demeure) to pay the relevant Indemnification Liability and such amount shall therefore bear interest at an annually compounded interest rate of French legal rate from the Completion Date to its actual payment date; and provided, further, that in the event that, after the relevant Indemnification Date (and notwithstanding the provisions of sub-clause 8.2), the damage suffered by any relevant Indemnified Person is more that the amount actually paid by the Guarantor, the relevant Indemnified Person can make a further Claim, in accordance with the terms and provisions of this clause 8, and the Guarantor shall indemnify the Indemnified Person for such additional amount in accordance with the provisions of Clause 8.

(B)	Specific cases – As a limited exception to the general principle set out in paragraph (a) above, the Indemnification Date shall:

(1)	if the Claim made by the Indemnified Person is based on a claim by a third party (other than the Tax authorities) against any of the Group Companies or the successors to the whole or any part of their businesses, be the date on which the amount due by the Group Companies (or their successors) becomes payable, it being agreed that in the event of litigation with respect to the relevant third party claim, this date shall be the date on which an enforceable final judgement was issued; or

(2)	if the Claim made by the Indemnified Person is based on a claim made by the Tax authorities against any of the Group Companies or the successors to the whole or any part of their businesses, be the date on which the amount claimed is subject to a notice demanding payment, it being agreed that in the event that the Group Companies (or their successors) wish to contest the said notice demanding payment, the Guarantor shall only be bound to advance the amount of security claimed by the Tax authorities for the purposes of this claim, it being incumbent upon the Guarantor to pay the whole of the amount effectively due at the date on which an enforceable judgement has been issued with respect to this claim.

(C)	Guarantee/ Security - If the Guarantor does not pay all or part of any sum due to any Indemnified Person under this Agreement within fifteen (15) Business Days as from the Indemnification Date, such Indemnified Person may claim the release of such amount of Escrow Funds as may be necessary to cover the corresponding sum from the Escrow Account pursuant to the terms of the Escrow Agreement.

8.4.4	Conduct of Proceedings

If any Indemnified Person becomes aware of any third party claim against any of the Group Companies or the successors to the whole or any part of their businesses (including any notification of a Tax audit) after Completion and if this claim is, in the reasonable opinion of such Indemnified Person, likely to give the Indemnified Persons the right to make a Claim against the Guarantor :

(A)	the Indemnified Person shall give notice to the Guarantor of this third party claim within twenty (20) Business Days of the Purchaser becoming aware of such third party claim;

(B)	the Guarantor may within a period of ten (10) Business Days from the date of receipt of the notice mentioned in paragraph (a) above or without delay, in the event of urgent proceedings or Tax proceedings, provide the Purchaser with the name of the representative responsible for assisting, on behalf of the Guarantor and at the Guarantor ‘ cost, in the negotiations or hearings relating to such third party claim;

(C)	the Purchaser shall, and shall procure that the Group Companies or the successors to the whole or any part of their businesses shall, cooperate with this representative and provide all assistance to enable the representative to assess the third party claim in question;

(D)

notwithstanding the appointment of a representative by the Guarantor, the Indemnified Person shall assume the defence of such third party claim and shall be free to take any action that it shall deem appropriate for best defending the interests of the Indemnified Person and in particular instigating, continuing or ceasing any arbitration or court proceedings, or reaching a settlement. The Purchaser shall, and shall procure that the Group Companies (or the successors to the whole or any part of their businesses) shall inform the Guarantor of any material changes in circumstances of any such proceedings and shall provide the Guarantor with all information reasonably requested by it in relation thereto. The Purchaser undertakes not to establish nor communicate regarding such third party claims without obtaining the prior agreement of the Guarantor on the proposed defence to such claim.

8.5	Limitations on Liability

The Guarantor shall not be liable in respect of a Claim:

8.5.1	to the extent that it arises or is increased as a result only of:

(A)	an increase in the rates, method of calculation or scope of Taxation after Completion; or

(B)	any change in generally accepted accounting practice in the country of incorporation of any of the Group Companies after Completion; or

(C)	the passing of any Law with retroactive effect after Completion.

8.5.2	to the extent that it relates to any matter provided for or included as a liability in the Accounts but only to the extent of such provision or liability.

8.5.3	with respect to any reassessment made by the Tax authorities, the sole consequence of which is to shift a deductible or a Taxable element from one fiscal year to another or from one Group Company to another, provided, that with respect to any such reassessment, the Guarantor shall nevertheless be liable to the extent of any penalties, interest, increase in Tax liability resulting from a different applicable Tax rate or the transfer of a Taxable element from a loss-making to a profit-making year.

8.6	Recovery from Third Parties

Where the Indemnified Person (or a Group Company) recovers from some other person (including insurers) any sum in respect of any matter or event which has given rise or could give rise to a Claim, any sum so recovered will reduce the amount of the Claim. In the event of the recovery being delayed until after satisfaction by the Guarantor of its relevant Indemnification Liability, an amount equal to the sum so recovered by the Indemnified Person (or a Group Company), shall be paid to the Guarantor, but only to the extent of the amount paid by the Guarantor in respect of such Claim.

8.7	Tax Impact

8.7.1	If an amount payable to the Indemnified Person by the Guarantor under this Agreement is subject to Taxation, the Guarantor shall pay to the Indemnified Person all additional amounts necessary in order to ensure that the net amount received by the Indemnified Person is equal to the amount, which it would have received in the absence of such Taxation.

8.7.2	Any effective Tax savings resulting from the Tax deductibility of an indemnifiable loss in connection with the fiscal year where said loss has been recorded shall be deducted from the amount of the indemnifiable loss or shall be refunded by the Purchaser to the Guarantor.

8.7.3	In no event shall tax losses recorded subsequently to the Completion Date (resulting, in particular, from the deductibility of the loss or damage giving rise to Indemnification Liability) shall be taken into account so as to reduce the Guarantor’s Indemnification Liability towards the relevant Indemnified Person.

8.8	Release

8.8.1	The Guarantor shall not be released from his obligations under this Clause 8 as a result of (i) his lack of awareness of the situation resulting in a Claim or (ii) any knowledge that the Purchaser has or may have of said situation, as a result, in particular, of any investigations made by the Purchaser, its representatives or its counsel, prior to the Completion Date, save to the extent the information has been properly disclosed in the Disclosures made herein, in compliance with sub-clause 8.8.3 hereunder.

8.8.2	The Guarantor shall not be released from his obligations under this Clause 8 in the event the structure and business of the Company and the Subsidiaries are altered by the Purchaser following Completion including, notably, by way of the transfer of the Exchange Shares to Captiva Software France, mergers, acquisitions, disposal of assets, amalgamation and any other change that may be implemented by the Purchaser, provided said alteration shall not be the cause of any Indemnification Liability.

8.8.3	The Guarantor shall be exempted from Indemnification Liability only as regards events or facts set forth in the Disclosures subject to the following:

(A)	any such Disclosure shall clearly describe the identified matter and quantify the relevant risk;

(B)	any Disclosure set forth in an Exhibit shall qualify only the Warranty to which such Exhibit corresponds (and the Purchaser shall not be considered as having knowledge or notice of any matter pertaining to the Group Companies, which is not set forth in the relevant Exhibit);

(C)	any such Disclosure shall qualify the Warranties only to the extent of the relevant reserve, provision or allocation for contingent liabilities recorded for such matter in the Accounts; and

(D)	Disclosures made by the Guarantor subsequently to the date hereof shall not exempt the latter from Indemnification Liability.

8.8.4	The approval of the annual accounts for any fiscal year by the shareholders’ meeting of any Group Company shall have no effect on any potential Indemnification Liability.

9.	SELLERS’ UNDERTAKINGS

9.1	Pre-Completion Management of the Group Companies

As from the date hereof and up to and including the Completion Date and save with the prior written consent of the Purchaser (notified as provided for in Clause 15), the Founders shall ensure that:

9.1.1	none of the Shares shall become, directly or indirectly, the subject of any Encumbrances;

9.1.2	each of the Group Companies shall carry out its respective activities solely in the ordinary course of business and in a prudent and appropriate manner and that any Material Adverse Change in any of such businesses shall be forthwith notified to the Purchaser in writing;

9.1.3	the Group Companies shall comply with all relevant Laws and, in particular, with all applicable employment law requirements in relation to the subject matter of this Agreement;

9.1.4	the Group Companies shall not (a) amend their respective articles of association (statuts), (b) undertake any merger, spin-off, contribution or other form of reorganisation, (c) propose, declare or pay any dividend or otherwise distribute any profit or dividend or (d) grant any Encumbrance, or take any other measure which may encumber or otherwise affect the free disposition of their respective assets or shares;

9.1.5	save for cost-of-living increases or increases which are mandatory under applicable labour Law or any relevant collective bargaining agreement there shall be no increase or undertakings to increase the compensation payable or other benefits due (including salaries, jetons de presence, profit-sharing, pension or retirement rights or other similar benefits) or any employee, director or officer (whether or not having employee status) of the Group Companies nor shall the Group Companies hire or dismiss any corporate officers or executive employees (cadres supérieurs) save in the case of serious misconduct (faute grave/lourde) and after consulting the Purchaser;

9.1.6	the Group Companies shall not enter into any contracts which are subject to unusual or unduly onerous terms, or which are outside the normal course of business of the Group Companies concerned nor terminate any significant business relationships;

9.1.7	the Group Companies shall not undertake any capital or non routine expenditure, save where such expenditure is essential to preserve the value of an asset of the relevant Group Company, nor transfer any of its assets except in the usual and prudent course of business;

9.1.8	the Group Companies shall neither grant nor receive any loan from a third party;

9.1.9	the Group Companies shall not grant any security interests with respect to the obligations of a third party;

9.1.10	the Group Companies and the Founders confer regularly with the Purchaser concerning operational matters and otherwise report regularly to the Purchaser concerning the status of the Group Companies’ businesses, condition, assets, liabilities, operations, financial performance and prospects ; and

9.1.11	undertake to do any of the foregoing.

9.2	Access to the Group Companies

9.2.1	Between the date hereof and the Completion Date, the Purchaser and its representatives (including its auditors and legal advisors) shall have reasonable access to the senior management, accountants, assets, books and records of the Group Companies.

9.2.2	For the avoidance of doubt, it is hereby specified that any visits by the Purchaser and/or persons designated by the Purchaser shall have no effect on any potential Indemnification Liability.

9.3	Restrictive Covenant

The Founders undertake that they shall not, either alone or in conjunction with or on behalf of any other person, for a period of two (2) full and consecutive years after Completion, in France, do any of the following:

9.3.1	be directly or indirectly engaged or otherwise interested in any form or manner whatsoever in carrying on a business which competes with the business activities of any of the Group Companies;

9.3.2	solicit the custom of any client to whom any of the Group Companies has sold (or proposed to sell) competing goods or services in the course of its business activities, in order to propose similar goods or services;

9.3.3	directly or indirectly solicit or entice an employee away from the employment of any of the Group Companies; nor

9.3.4	assist any other person to do any of the foregoing things.

9.4	Further Efforts

The Founders shall from time to time at their own cost, at the request of the Purchaser, do or procure the doing of all such acts and/or execute all documents necessary for giving full effect to this Agreement and securing to the Purchaser the full benefit of the rights, powers and remedies conferred upon the Purchaser in this Agreement.

9.5	Relationship with the Sellers’ Groups

9.5.1	As from the Completion Date, each of the Sellers waive, on behalf of each of them and, as the case may be, any of their Affiliates, their rights to repayment of any amount due prior to the Completion Date by a Group Company to the Sellers other than any amounts due in connection with trading in the normal course of business and any amount properly reflected in the Statement of Net Cash Position.

9.6	Private Equity Investors Undertakings

9.6.1	As from the date hereof and up to and including the Completion Date and save with the prior written consent of the Purchaser (notified as provided for in Clause 15), the Private Equity Investors undertake that:

(A)	they will not vote in favour of decisions that would result in a violation of any of the Founders’ undertakings as set out in sub-clause 9.1.

(B)	none of the Private Equity Investors Shares shall become, directly or indirectly, the subject of any Encumbrances.

9.7	Breach of covenants and other undertakings by the Sellers

The indemnification due by the Sellers as a result of, or in connection with, or due to, any breach of any of their covenant(s) or other undertakings hereunder, save for the indemnification under clause 8, shall be without any limitation as to time or amount.

10.	ESCROW ACCOUNT

As security for the Guarantor’s obligations, pursuant to Clause 8 - Indemnification, the Guarantor has placed the Escrow Funds in escrow pursuant to the terms of the Escrow Agreement.

The Guarantor hereby agrees that in the event any amount is due to the Purchaser or any other Indemnified Person, pursuant to Clause 8 - Indemnification, the Purchaser or the relevant Indemnified Person may request the release of such amount of the Escrow Funds from the Escrow Account by the Escrow Agent pursuant to the terms of the Escrow Agreement.

11.	ANNOUNCEMENTS

Neither Party shall release any announcement relating to the existence or the terms of this Agreement, unless and until the form and content of such announcement have been submitted to, and agreed by, the other Party provided that nothing in this Clause 11 shall prohibit either Party from making any announcement as required by Law or the regulations of any stock exchange or the rules of any regulatory body of which it is a member, in which case the announcement shall only be released after consultation with the other Party and after taking into account the reasonable requirements of the other Party as to the content of such announcement.

12.	MISCELLANEOUS

12.1	Cooperation

Each of the Parties hereby undertakes to make every effort to ensure that all measures necessary or useful for the completion of the transactions provided for in this Agreement are taken in a timely manner. Each of the Parties also undertakes to take all necessary steps to permit the other Party and its counsel to ascertain the satisfactory performance of all of its undertakings made herein. In the event that at any time after Completion any additional measures are necessary or desirable for the completion of the subject matter hereof, the Parties shall take all such measures, or shall ensure that they are taken.

12.2	Successors - Assignment

12.2.1	All or any part of the benefit of this Agreement (including the benefit of Clause 8) may be assigned by the Purchaser to any of its Affiliates or to any person to whom all of part of the Shares (or the shares of any Subsidiaries) may be transferred after Completion, such assignment being notified to the Guarantor as provided for in Clause 15.

12.2.2	The Sellers (including the Guarantor) may not assign, in whole or in part, their rights or obligations under this Agreement.

12.3	Whole Agreement

This Agreement (including its Schedules and Exhibits) represents the entire understanding, and constitutes the whole agreement, in relation to its subject matter and supersedes any previous express or implied agreement in any form whatsoever (including letters, memoranda, protocols and contracts) between the Parties with respect thereto.

12.4	Severability

If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:

12.4.1	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

12.4.2	the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.

12.5	Full Force and Effect

So far as it remains to be performed, this Agreement shall continue in full force and effect notwithstanding Completion.

12.6	Waivers

The failure by any Party promptly to avail itself in whole or in part of any right, power or privilege to which such Party is entitled pursuant to the terms of this Agreement shall not constitute a waiver of such right, power or privilege which may be exercised at any time. To be valid, waiver by any Party of any such right, power or privilege must be in writing and notified to the other Party as provided herein.

13.	CONFIDENTIALITY

13.1	Each Party shall treat as confidential all information obtained as a result of entering into or performing this Agreement which relates to the provisions of this Agreement, the negotiations relating to this Agreement, the subject matter of this Agreement, or the other Party to this Agreement.

13.2	However, either Party may disclose confidential information:

13.2.1	if and to the extent required by Law applicable in a particular country, after having given written notice to the other Party;

13.2.2	if and to the extent required by any Governmental Entity to which such Party is subject or submits, wherever situated;

13.2.3	if and to the extent required to vest the full benefit of this Agreement in each Party, after having given written notice to the other Party;

13.2.4	to its shareholders, employees and professional advisers on a need to know basis;

13.2.5	if and to the extent the information has come into the public domain through no fault of that Party; or

13.2.6	if and to the extent the other Party has given prior written consent to the disclosure.

13.3	The Founders shall assign to the Purchaser the benefit of all confidentiality undertakings given to the Founders in connection with the process leading up to the sale of the Group Companies, to the extent that such benefit relates to the Group Companies. The Founders undertake (at the cost of the Purchaser) to take all reasonable steps to assist the Purchaser in enforcing such undertakings.

14.	COSTS

14.1	Registration Formalities and Stamp Duty

The Purchaser shall be responsible for the registration formalities (and the payment, if required, of the relevant stamp duty (“droits d’enregistrement”)) pertaining to the transfer of the Shares.

14.2	General Costs

Subject to the terms of sub-clause 14.1 and save as otherwise stated in this Agreement, each Party shall bear all costs and expenses incurred by it in connection with the preparation and negotiation, execution and carrying into effect of this Agreement and all other documents referred to in it and the Founders confirm that no expense of whatever nature relating to the Completion has been or is to be borne by any of the Group Companies.

15.	NOTICES

15.1	Any notice, approval, consent or other communication in connection with this Agreement must be in writing and left at the address of the addressee against receipt, or sent by registered mail with return receipt requested or sent by e-mail or facsimile confirmed by registered mail with return receipt requested at the following address or, for the Sellers other than the Guarantor, at their respective addresses set out in SCHEDULE 0, or if the addressee notifies another address or facsimile number then to that address or facsimile number:

The address and facsimile number of each party is:

(a)Purchaser

Captiva Software Corporation and Captiva Software France
Attn. Bradford Weller, Esq., General Counsel
Address: 1045 Pacific Heights Bld, SAN DIEGO, CA 92121, USA
e-mail: bweller@captivasoftware.com

With a copy to:

Bruno Basuyaux, Herbert Smith
Address:	20, rue Quentin Bauchart, 75008 PARIS, FRANCE
e-mail:	bruno.basuyaux@herbertsmith.com
Facsimile:	+ 33.1.53.57.70.80
(b) Guarantor : Mr. Hervé Debbah

Address:	50, avenue Gabriel Peri, 92160 ANTONY
e-mail:	hdebbah@aol.com

With a copy to:

Marc Dumon
Address:	91, Faubourg Saint Honoré, 75008 PARIS
e-mail:	marc.dumon@wanadoo.fr
Facsimile:	+ 33.1.55.73.26.31

15.2	A notice, approval, consent or other communication shall take effect from the time it is effectively received (and, at the latest 5 Business Days after the first presentation of the registered letter) unless a later time is specified in it.

16.	ADDITIONAL REPRESENTATIONS AND AGREEMENTS

16.1	Mr. Hervé Debbah makes the following acknowledgements, representations, warrants and agreements:

16.1.1	he has been advised by Captiva Software Corporation and understands that (i) the Consideration Shares have, at the date hereof, not been registered or qualified under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or any other applicable securities law, and (ii) the Consideration Shares, unless so registered, may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act and any other applicable securities law, pursuant to an exemption therefrom or in a transaction not subject thereto and in each case in compliance with the conditions for transfer set forth in sub-clause 16.1.3 below;

16.1.2	he represents, warrants and agrees that he is not a U.S. person and is located outside the United States and any person for whose account or benefit he is acting is not a U.S. person and is located outside the United States and, upon acquiring the Consideration Shares, he and any such person will not be a U.S. person and will be located outside the United States (as used herein, “U.S. Person” and “United States” will have the meanings specified in Regulation S under the Securities Act);

16.1.3

he agrees and each subsequent holder of the Consideration Shares by its acceptance thereof will agree, to offer, sell or otherwise transfer such Consideration Shares only (a) to Captiva Software Corporation or any subsidiary thereof, (b) to an institutional “accredited investor” as such term is defined in Rule 501(a)(1), (2), (3), (7) and (8) under the Securities Act that is purchasing for its own account or for the account of such an institutional “accredited investor” and who delivers to Captiva Software Corporation a letter containing the same certifications as this letter, (c) pursuant to a registration statement which has been declared effective under the Securities Act, (d) in an offshore transaction in accordance with Rule 904 of the Regulation S under the Securities Act, or (e) pursuant to any other available exemption from the registration requirements of the Securities Act;

16.1.4	he acknowledges that each Consideration Share he receives upon certification will contain a legend substantially to the following effect:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. THIS SECURITY MAY NOT BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES IT SHALL OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY ONLY (A) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (B) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” AS SUCH TERM IS DEFINED IN RULE 501(A)(1), (2), (3), (7) AND (8) UNDER THE SECURITIES ACT THAT IS ACQUIRING THE SECURITY FOR ITS OWN ACCOUNT, OR FOR THE ACCOUNT OF SUCH AN INSTITUTIONAL “ACCREDITED INVESTOR”, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO, OR FOR OFFER OR SALE IN CONNECTION WITH, ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, AND WHO DELIVERS TO THE ISSUER A LETTER CONTAINING THE SAME CERTIFICATIONS AS THE LETTER DELIVERED BY THE INITIAL PURCHASER, A FORM OF WHICH IS AVAILABLE FROM THE ISSUER, (C) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (D) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. NO “EMPLOYEE BENEFIT PLAN” AS DEFINED IN SECTION 3 OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, MAY ACQUIRE A BENEFICIAL INTEREST HEREIN. THE ISSUER RESERVES THE RIGHT PRIOR TO ANY OFFER, SALE, ASSIGNMENT, TRANSFER, PLEDGE, ENCUMBRANCE OR OTHER DISPOSITION PURSUANT TO CLAUSE (B) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATES AND/OR OTHER INFORMATION SATISFACTORY TO THE ISSUER.

16.1.5	The Purchase commits to issue to Mr Debbah certificates for the Consideration Shares without the legend mentioned above sub-clause 16.1.3 within five (5) business days from the Consideration Shares being fully registered by the Securities and Exchange commission, as per the provisions of sub-clause 3.2 hereof.

17.	ASSIGNMENT

All or any part of the benefit of this Agreement may be assigned by the Purchaser to any of its Affiliates or to any person to whom all of part of the Shares (or the shares of any Subsidiaries) may be transferred after Completion, such assignment being notified to the Sellers as provided for in clause 15.

18.	GOVERNING LAW AND JURISDICTION

18.1	Governing Law

This Agreement shall be governed by, and construed in accordance with, French law.

18.2	Jurisdiction

The Parties irrevocably agree that the Commercial Court of Paris (France) shall have exclusive jurisdiction in relation to any claim, dispute or difference concerning this Agreement and any matter arising therefrom.

IN WITNESS of which the parties have executed this Agreement in Paris, on 10th May 2005 in 16 original copies, 14 of which include Schedules 1 to 3 and no other schedules and 2 of which include all Schedules and Exhibits.

The Sellers

Hervé Debbah	Daniel Vaniche

François Courjaret	Franck Signorile

Muriel Debbah represented by Hervé Debbah pursuant to a power of attorney	Victor Lisbona represented by Hervé Debbah pursuant to a power of attorney

Sonia Lisbona represented by Hervé Debbah pursuant to a power of attorney	Matignon Investissement & Gestion represented by

Antin FCPI 1 represented by BNP Private Equity represented by Brice Lionnet	Blue Insider represented by Christophe Douat

Spef Venture represented by	Matignon Technologie FCPR represented by Matignon Investissement & Gestion represented by Christophe Douat

FCPI Banque Populaire Innovation 5 represented by Spef Venture represented by David Giallorenzo	FCPI Banque Populaire Innovation 6 represented by Spef Venture represented by David Giallorenzo

Purchaser

Captiva Software Corporation represented by Mr. Reynolds C. Bish	Captiva Software France EURL represented by Mr. Reynolds C. Bish

SCHEDULE 0

The Sellers

SCHEDULE 1

THE COMPANY

SCHEDULE 2

THE SUBSIDIARIES

SCHEDULE 2 (A)

STOCK OPTIONS – OPTION HOLDERS

BSPCE

SCHEDULE 2 (B)

STOCK OPTIONS – OPTION HOLDERS

Ratchet Options

SCHEDULE 3

1.1.1	ACCOUNTS

SCHEDULE 4

REPRESENTATIONS AND WARRANTIES

The Guarantor hereby represents and warrants to the Purchaser as follows:

1. CORPORATE ORGANISATION AND BUSINESS

1.1	Organisation - Operations

1.1.1	Each of the Group Companies is a business entity duly organised, validly existing and in good standing under the laws of its jurisdiction of organisation and has all the requisite power and authority, including all necessary approvals, licenses, permits and authorisations, to own its properties and to carry on its business(es) as now conducted.

1.1.2	A copy of the statuts (articles of association) and extrait k-bis or equivalent document in the relevant country of incorporation) of each of the Group Companies is set forth in Exhibit 1.1 and these copies are true, correct, complete and up-to-date copies of such. No resolution has been adopted providing for the amendment of these statuts or for the dissolution or winding-up of any of the Group Companies.

1.1.3	The corporate bodies of each Group Company operate in a regular fashion, and all corporate decisions have been taken in accordance with the Laws or internal rules applicable to such entities.

1.2	Share Transfer Register

1.2.1	The share transfer registers of the Group Companies have been properly maintained in compliance with the Law and contain an accurate record of the shareholders of such entities.

1.2.2	None of the Group Companies have received any notice of any application or intended application for rectification of such share transfer registers.

1.3	Statutory Books and Registers and Filings

1.3.1	The statutory books, records and registers (“registres sociaux” and “feuilles de presence”) (including all minute books) of the Group Companies are up to date and contain records, which are complete and accurate, of all matters required to be dealt with in such books and documents;

1.3.2	All documents, which must be delivered or filed by the Group Companies to or with the relevant Companies Registry (“greffe”) or registrar of the commercial court (“Registre du Commerce et des Sociétés”), have been duly so delivered.

1.4	Insolvency

1.4.1	None of the Group Companies is in a state of insolvency or in suspension of payments (cessation des paiements).

1.4.2	None of the Group Companies is or has been subject to a court-ordered reorganisation or court-ordered liquidation proceedings or any other conciliation or collective insolvency proceedings.

1.4.3	None of the Group Companies has requested an extension period (“délai de grace”) in application of Article 1244-1 of the French Civil Code.

1.4.4	None of the Group Companies is bound by any obligations whatsoever (including undertakings to hire employees, maintain employment, make investments or enter into rehabilitation works) made in connection with, or resulting from, any insolvency related reorganization plan (plan de cession ou de continuation), collective dismissal plan or the obtaining or continuation of subsidies, discounted loans, favourable Tax or social regimes.

1.5	Shareholdings in Other Entities

Save as set forth in Exhibit 1.6, none of the Group Companies (i) hold, nor have held in the past five years any interest, whether in the share capital, equity or other securities of, or otherwise, in any other entity (including groupement d’intérêt économique or partnership) (other than another Group Company), (ii) served as director or corporate officer of any such entity nor (iii) acted as de facto manager of any such entity.

2.	SHAREHOLDINGS

2.1	Share Capital

2.1.1	The Shares represent the entirety of the Company’s issued share capital, and the entirety of the voting rights in the Company, have been validly issued in full compliance with all relevant provisions of its statuts and French law, are fully paid-up and are freely transferable by the Sellers to the Purchaser.

2.1.2	The share capital of each of the Subsidiaries is held as set forth in Error! Reference source not found.. All of the existing shares of the Subsidiaries are validly issued, fully paid up and have been issued in full compliance with all relevant provisions of the relevant entity’s statuts and Laws applicable to such entity’s country of incorporation.

2.1.3	Other rights

(A)	There are no shares or other securities or equity interests of any of the Group Companies issuable upon conversion, exchange or redemption of any security or pursuant to any other agreement or undertaking (other than the Stock Options set forth in Error! Reference source not found.(A) and SCHEDULE 2(B)), nor are there any rights, options or warrants outstanding or other agreements to issue or acquire securities of any of the Group Companies, nor is any of the Group Companies obligated to purchase, redeem or otherwise acquire any of its outstanding shares or other securities.

(B)	Neither the Sellers nor any person is entitled to any preferential or similar rights to subscribe for shares or other securities in the Group Companies.

(C)	There are no voting trusts, proxies or other arrangements or understandings with respect to the voting of the shares or equity interests of the Group Companies.

(D)	None of the securities issued by any of the Group Companies is listed on any stock exchange or other market and no Group Company may be characterised as a public company (“société faisant appel public à l’épargne”).

2.2	Title to the Shares

The Sellers are the owner of the entirety of the Shares, free and clear of any Encumbrances.

2.3	Subsidiary Shares

The Company has full title to the entirety of the shares issued by each Subsidiary, free and clear of any Encumbrances.

2.4	Capacity to Transfer Shares

The Sellers have full authority and legal capacity to sell and transfer the Shares to the Purchaser.

2.5	Effect of Transfer of Shares

The sale of the Shares to the Purchaser and, more generally, the execution and performance of this Agreement shall not affect the legal situation of any of the Group Companies, nor shall it affect their rights and obligations vis-à-vis third parties; in particular, it shall not give rise to the following events:

2.5.1	any violation of any Law or Order or any breach of agreement (including any Material Contract) or obligations;

2.5.2	any early termination of or significant variation of any contract, including any Material Contract, insurance policies, leases or finance leases (crédit-bail), supply, distribution agreements or subsidies;

2.5.3	any calls for early repayment of any loans or financing granted to any of the Group Companies;

2.5.4	any obligation to pay a bonus or indemnity to any of the employees or managers of any of the Group Companies;

2.5.5	any modification, suspension or withdrawal of any Consents and Approvals granted to any of the Group Companies, or of any favourable Tax or corporate regime in place as a result of an agreement of otherwise;

2.5.6	any entitlement for any person to be released from its obligations under the terms of any guarantee, comfort letter or other similar document issued as a security or in support of any undertakings on the part of any of the Group Companies; and

2.5.7	any registration or constitution of a pledge or other Encumbrances on the assets or securities of any of the Group Companies.

3.	ACCOUNTS

3.1	General

The Accounts:

3.1.1	have been prepared in accordance with the Accounting Principles, as applied by the Group Company in a manner consistent with past practice;

3.1.2	where audited, the Accounts have been duly audited, and the auditors have issued unqualified reports;

3.1.3	in any event, show a true and fair view, in accordance with the Accounting Principles, of the assets and liabilities (patrimoine), financial position and results of operations and cash flows of the relevant Group Company as of the dates and for the periods stated;

3.1.4	comply with the requirements of applicable Laws (including, with respect to Group Companies incorporated in France, the requirements of the French Commercial Code (“Code de Commerce”) and Plan Comptable Général as determined by the Comité de Réglementation Comptable in regulation n° 99.03 of 29 April 1999).

3.2	Provision for Liabilities, Capital Commitments and Bad Debts

3.2.1	Save as disclosed in Exhibit 3.2, the Group Companies have no liabilities or obligations (due, payable, certain, contingent, conditional or otherwise and including any obligation resulting from an investment commitment, factoring or leasing agreement or from current, pending or threatened litigation) other than (i) those set out, or for which adequate provision has been made, in the Accounts or (ii) current liabilities which have arisen since the Accounts Date in the ordinary course of business and consistent with Group Companies’ past practice as applicable.

3.2.2	The depreciation and other provisions (including provisions for depreciation and for bad debts) appearing in the Accounts are sufficient to fully cover the potential losses which they refer to, have been determined in accordance with applicable legislation.

3.3	Accounting Books and Records

All the accounts, books and records of the Group Companies have been fully, properly and accurately kept and completed. They give a true, complete and fair view of the financial, contractual and business position of the Group Companies and of the fixed and current assets and liabilities (actual and contingent), debtors, creditors and inventories and work in progress of the Group Companies (subject to the method for acknowledging the revenues for software licences and for maintenance, set forth in Exhibit 3.3).

3.4	Off-Balance Sheet Liabilities

3.4.1	Save as disclosed in Exhibit 3.4, the Group Companies (i) have no off balance sheet liabilities and (ii) have not entered into any written agreement in respect of the forgiveness of any debt (with or without reinstatement clauses) or the repayment of any subsidy.

3.4.2	In particular no Group Company (i) has granted any guarantee in any form whatsoever, any surety or warranty with respect to the performance of the obligations of a third party (other than another Group Company) or (ii) has entered into any portage arrangement, interest rate or exchange rate, swap agreement or is (iii) bound by any undertakings on a futures market.

4.	RECEIVABLES

4.1	The trade and other receivables of the Group Companies as recorded in the Accounts and any receivables which have arisen since the Accounts Date are valid and have been recovered, or are recoverable in full, within the relevant legal or contractual time-limits and at the latest, within twelve (12) months of the Completion Date for trade and other receivables from administrations and within six (6) months of the Completion Date for all other trade and other receivables.

4.2	If one or more of the Group Companies resorts to financing mechanisms such as factoring its receivables or another method of assigning its receivables (including transfer by bordereau Dailly), the relevant Group Companies are not subject to any claims in this respect.

4.3	The Group Companies have recorded the necessary provisions for rebates, discounts and other benefits or undertakings usually granted to customers to either periodically or on a limited basis.

5.	INVENTORIES/WORK IN PROGRESS

5.1	Quality

The inventories/work in progress set out in the Accounts consist of billable work which, with respect to their quality and quantity, can be billed in the normal course of business at a price at least equal to the value at which they appear in the Accounts. The current levels of inventory are adequate for the present and anticipated requirements of the Group Companies.

6.	ASSETS

6.1	Title to Assets

The assets included in the Accounts or acquired by the Group Companies since the Accounts Date (other than trading stock disposed of since that date in the ordinary course of business) are all the assets used in the course of the Group Companies’ businesses and are the property of the Group Companies free from any Encumbrance and are not the subject of any leasing, hiring or hire-purchase agreement or the subject of any agreement that title to any asset does not pass until full payment is made (clause de reserve de propriété).

6.2	Fonds de Commerce

6.2.1	Each Group Company has owned and continues to own full rights to its business (fonds de commerce) as well as tangible and intangible assets related to such business, in each case free and clear of any Encumbrances.

6.2.2	None of the Group Companies has leased or otherwise granted, in whole or in part, any rights with respect to its fonds de commerce (including société en participation, location-gérance, location libre or otherwise).

7.	CONTRACTS AND COMMERCIAL RELATIONS

7.1	Material Contracts

7.1.1	Save for those contracts a copy of which is attached in Exhibit 7.1 (“Material Contracts”) the Group Companies are not a party to any verbal or written contracts or arrangements which may fall within one of the following categories:

(A)	Contracts pursuant to which the obligations or liability of any of the Group Companies may exceed EUR 50,000 in the aggregate, or 50,000 per year;

(B)	Contracts whose remaining term is greater than six (6) months and pursuant to which any of the Group Companies may incur obligations or a liability in excess of EUR 10,000 per year;

(C)	Contracts concerning the disposal of assets for an annual amount in excess of EUR 50,000;

(D)	Contracts which accounted for more than 7% of the consolidated turnover of the Group Companies for the financial year ended on the Accounts Date or covering the sale of products and/or services for more than EUR 50,000 per year;

(E)	Contracts giving rise to the payment by any of the Group Companies of fees or of consideration in another form in return for business brought to the relevant Group Company by a third party;

(F)	Contracts relating to profit-sharing or the payment of commissions, or which provide for a remuneration on the basis of profits or turnover;

(G)	Contracts or undertakings pursuant to which one or more of the Group Companies has agreed to refrain from carrying out or to restrict certain activities, or to refrain from competing;

(H)	Contracts granting exclusivity rights;

(I)	Contracts which do not fall within the scope of the relevant Group Company’s normal day-to-day business, or which are entered into under terms other than those usually granted to independent parties, or which do not reflect market conditions;

(J)	Contracts relating to the holding and/or transfer of capital shares or interest in any entity or the control or management thereof (including shareholder agreements etc.).

7.1.2	None of the Group Companies is in breach of any of its obligations under any Material Contract.

7.1.3	Neither the Group Companies nor the Sellers are aware of any breach of, or grounds for, termination, avoidance or repudiation of, any Material Contract.

7.2	Commercial Arrangements

7.2.1	All contracts existing between the Group Companies, on the one hand, and their suppliers, customers, distributors, agents, licensees or franchisees on the other hand, have been entered into in the ordinary course of business.

7.2.2	There are no agreements which may oblige any of the Group Companies in the future to accept imposed purchase prices or any restrictions whatsoever on their freedom to do business.

7.2.3	The Group Companies’ supply agreements are at normal market conditions.

7.2.4	Neither the Founders nor any of the Group Companies has received any notice whatsoever pursuant to which or has any knowledge whatsoever that any of the 20 largest customers of, or suppliers or lenders to, any of the Group Companies has disclosed its intention to cease or substantially reduce its commercial relationship with any of the Group Companies for any reason whatsoever including as a result of the transfer of the Shares to the Purchaser.

7.3	Arrangements in General

7.3.1	All contracts or undertakings to which any of the Group Companies is a party or a beneficiary are valid and the relevant Group Company is in a position to obtain enforcement of the terms thereof. None of these contracts or undertakings is contrary to any Law, or to any judicial or administrative decisions whatsoever to the Guarantor’s knowledge. None of the Group Companies is, or has been, in breach of any such contract or undertaking, in such a way as to incur its liability or justify the termination of the contract or its non-performance by the other party.

7.3.2	The Group Companies are not parties to a joint venture agreement or arrangement or an agreement or arrangement under which they are to participate or co-operate with, or invest in any other person or business whatsoever.

8.	CONSENTS, APPROVALS AND COMPLIANCE WITH LAWS

8.1	Consents and Approvals

8.1.1	All Consents and Approvals required for the carrying on of each of the Group Companies’ activities have been obtained and are in full force and effect, and the activities of the Group Companies are carried out in accordance with such Consents and Approvals.

8.1.2	No proceedings of any nature whatsoever have been undertaken which may result in the withdrawal, suspension or modification of any of the Consents and Approvals referred to in sub-clause above, nor are any such proceedings threatened, to the Sellers’s knowledge.

8.2	Compliance with Law

8.2.1	The Group Companies have complied during the past three years, and shall continue to comply until Completion, with all Laws to which they are subject.

8.2.2	In particular, the Group Companies have complied in all respects will all applicable rules procedures for being selected by and entering into procurement agreements with any French public authority or governmental or state agency (Procédure de Marchés Publics) and the Founders are not aware of any reason why any such procurement agreement could be terminated or nullified as a result of a failure to comply with such rules and procedures or otherwise.

9.	SECURITY, GUARANTEES AND BANKING FACILITIES

9.1	Security, Guarantees

9.1.1	Save as set forth in Exhibit 9.1, (i) the Group Companies have granted no security or guarantee to another company or to any third party, (ii) there is no Encumbrance on, over or affecting the whole or any part of the business or assets of the Group Companies, (iii) there is no fact or commitment giving or which could give rise to any such security or Encumbrance in favour of any person, and (iv) no claim, whether through legal proceedings or otherwise, has been made by any person claiming to be entitled to any such right.

9.1.2	The Group Companies are not parties to and have no obligation (present or future), in particular, in respect of any guarantee, indemnity, comfort letter, letter of credit, loan, finance lease (crédit-bail) or of any rental, hire purchase agreement, other than as set forth in Exhibit 9.1.

9.2	Banking and Credit Facilities

Details of all existing banking and other credit facilities are set forth in Exhibit 9.2 and such facilities provide each of the Group Companies with the necessary cash flow for its present requirements (namely, to enable it to continue to carry on its business in its present form and at its present and foreseeable level of turnover).

9.3	Bank Mandates

Exhibit 9.3 sets forth a true and complete list of the names of all persons authorised to make financial transactions from the bank accounts of the Group Companies.

10.	INTRA-GROUP AND REGULATED ARRANGEMENTS

10.1	Intra-Group Agreements

Save as set forth in Exhibit 10.1, none of the Group Companies is bound by any contract, commitment or other arrangement directly or indirectly with the Sellers, any member of the Sellers’ Group, any of the Sellers’ Affiliates or any of their respective corporate officers (mandataires sociaux).

10.2	Regulated Agreements

10.2.1	Save as set forth in Exhibit 10.2, the procedures relating to the regulated agreements falling within the scope of article L.225-38 et seq. of the French Commercial Code, if any, have been complied with, as regards the Group Companies and as regards each regulated agreement, in the three financial years ending on the Accounts Date.

10.2.2	Details of all regulated agreements in force at any time during the three financial years ending on the Accounts Date and/or the period from the Accounts Date, up to and including Completion are set forth in Exhibit 10.2.

10.3	Title to Assets

Save as set forth in Exhibit 10.3, no member of the Sellers’s Group (other than one of the Group Companies) owns any assets, rights or properties used by Group Companies in the conduct of their respective businesses.

10.4	Indebtedness

There is not outstanding any loan made by the Group Companies to, or debt owing to the Group Companies by, any director, officer or employee of the Group Companies, the Sellers or an Affiliate of the Sellers.

11.	LEASED PROPERTIES

11.1.1	The Group Companies have a valid leasehold interest in all properties occupied pursuant to any type of lease (the “Properties”) and each such lease is valid and enforceable in accordance with its terms.

11.1.2	Save as set forth in Exhibit 11, none of such leases provide that the lessee shall be responsible for the cost of any work or renovations necessary for compliance with all applicable Laws or contain any other unusual provisions.

11.1.3	All the Properties leased pursuant to commercial leases subject to the provisions of Articles 145-1 et seq. of the French Commercial Code are registered as principle office or as branches of the relevant Group Companies with the appropriate Company Registry.

11.1.4	The rent due under such leases has been revised in accordance with applicable Laws and contractual terms. No rent review is in progress or has been carried out up to and including the date hereof.

11.1.5	The Group Companies have not failed to comply with the provisions of such leases or with the Laws applicable to the relevant Properties or their tenants. No notice of breach (with or without a request to perform) or of termination (with or without an offer to renew) with respect to any such lease has been served on any Group Company and no Group Company has been responsible for any act or omission, which could result in the termination of any such lease by the lessor.

11.2	Condition

All the Properties are in a proper state of repair and maintenance, and therefore have all facilities allowing them to be used for their intended purpose.

11.3	Third Party Rights

The Properties are not subject to any leases, sub-leases, licence or other agreement (including a domiciliation agreement) granting to any person (other than a Group Company) any right to the use, occupancy or enjoyment of any portion thereof.

12.	INTELLECTUAL PROPERTY RIGHTS

12.1	Interests

12.1.1	Exhibit 12 contains a list of the Intellectual Property Rights (including the following information: name, number and date of filing, registration and renewal), which are (i) owned by the Group Companies as set forth therein, free from any Encumbrance, or (ii) used pursuant to valid licenses from third parties.

12.1.2	The Group Companies have made all filings, statements and renewals, complied with all formalities and made all payments necessary in order to maintain their Intellectual Property Rights in full force and binding as regards third parties.

12.1.3	None of the directors, officers or employees of any of the Group Companies owns, directly or indirectly, in whole or in part, any Intellectual Property Right to which any Group Company has a license or to any Intellectual Property which is necessary or desirable for their commercial activities as presently carried on.

12.1.4	Save as provided for in Exhibit 12, no rights nor Encumbrances on the Intellectual Property Rights have been granted to third parties and there exists no fact nor event liable to affect the validity, enforceability or transferability of the Intellectual Property Rights.

12.1.5	The Group Companies have the unfettered right to use their respective corporate names and trade names for which each has full title and enjoyment, without paying any royalty to a third party.

12.2	Infringements

12.2.1	Save as provided for in Exhibit 12.2, the Group Companies are not infringing, are not liable to infringe and have not in the past three years infringed any Intellectual Property or made unauthorised use of any rights in Confidential Business Information of another person.

12.2.2	Save as provided for in Exhibit 12.2, to the Sellers’s knowledge, none of the Intellectual Property Rights are being, or have been, infringed, attacked or opposed by any person and no person is making unauthorised use of Confidential Business Information owned by any of the Group Companies.

12.3	Licences

Details of licences of Intellectual Property and/or Business Information granted to or by the Group Companies are set out in Exhibit 12 and none of the parties thereto are in breach of such licences.

12.4	Disclosure

So far as the Sellers are aware, the Group Companies have not disclosed any Confidential Business Information to any person, other than their employees, save under an obligation of confidentiality.

12.5	Necessary Rights

The Intellectual Property Rights and Business Information owned by or licensed to the Group Companies are all the Intellectual Property and Business Information that is necessary to carry on the business of the Group Companies in the same manner as it is presently carried on.

12.6	Data Protection

The Group Companies have materially complied with all applicable requirements of French statute no. 78-17 of 6th January 1978 governing information services, data files and freedom of information (or any similar Law applicable in countries other than France).

13.	INFORMATION TECHNOLOGY

13.1	Title

All Information Technology used by the Group Companies or required to carry on their respective businesses and fulfil their existing contracts and commitments is either owned by or validly leased or licensed to the Group Companies.

13.2	Condition

The Information Technology owned or used by the Group Companies:

13.2.1	is in a proper state of repair and working order, and has the capacity and performance necessary to fulfil the present requirements of the Group Companies;

13.2.2	is protected to a reasonable extent against any acts of malevolence, indiscretion or internal or external sabotage (including any virus, fraud, diversion or rerouting of information, etc.) and generally any intentional act which could jeopardise its normal use in accordance with its intended purpose;

13.2.3	has been and will be consistently maintained up to the Completion Date (including, in particular, by means of updates, installation of new versions or functions, replacement of obsolete equipment) and such maintenance has not in the last year revealed any material dysfunction or anomaly requiring replacement or repair;

13.2.4	has been, since its installation, and is installed in a physical environment ensuring normal use and operation in accordance with its intended purpose;

13.2.5	is appropriately and validly insured in respect of all bodily harm, loss or deterioration, whether intentional or unintentional, resulting from actions of any kind or from unauthorised use, that it may suffer or cause to any third party; and

13.3	Licences

13.3.1	Each Group Company has obtained under normal conditions all the licences to operate the software necessary for conducting its business.

13.3.2	To the Sellers’s knowledge, no Group Company has breached the terms of any such license, in particular, as regards unauthorised copies.

14.	LITIGATION

14.1	Legal proceedings

Save as set forth in Exhibit 14, none of the Group Companies are involved in any litigation, arbitration, prosecution, administrative or Tax investigation or other legal proceedings, and there are no claims or actions (whether criminal or civil) in progress nor pending or threatened against the Group Companies or any of their respective assets or any of their respective directors and, so far as the Sellers are aware, there is no fact or circumstance which could give rise to such proceedings.

14.2	Accounting Provisions

The provisions recorded in the Accounts are sufficient to cover any liability (including legal fees and other expenses) pertaining to such proceedings.

14.3	Criminal Liability

None of the Group Companies has been subject to any criminal prosecution since the entry into effect of the provisions of the New Criminal Code (Nouveau Code Pénal) concerning the imposition of criminal liability on legal entities and no fact or act accomplished by the Group Companies is likely to lead any such legal action against any of the Group Companies.

15.	INSURANCE POLICIES

15.1	Insurance Details

15.1.1	Details of all current policies of insurance taken out in connection with the business or assets of the Group Companies are set forth in Exhibit 15 (stating the policy number, execution date, term, name of the insurer and of the insurance broker, nature of the risks covered and principal terms and conditions).

15.1.2	The Group Companies have taken out all insurance policies required by applicable Laws for their respective business and assets. Such policies are in full force and effect and are not voidable and provide sufficient coverage to the Group Companies at levels consistent with normal and customary practices of companies carrying on a similar business with similar assets.

15.1.3	Each of the Group Companies has fulfilled all of its obligations pursuant to such insurance policies, in particular with respect to declarations of risks and claims and payment of premiums.

15.2	Insurance Claims

15.2.1	No claims pursuant to any insurance policies are outstanding and, so far as the Sellers are aware, no event has occurred which could give rise to such a claim. Since 1 January 2000, no insurer in respect of any such policy has denied or disputed coverage thereunder in respect of any occurrence involving any of the Group Companies.

15.2.2	To the Sellers’s knowledge, no insurer has recommended that any Group Company change its respective methods of doing business or incur material expenditures as a condition to obtaining or renewing any insurance there from. To the Sellers’s knowledge, no state of facts exists and no event has occurred, which reasonably might form the basis of any claim against or relating to the Group Companies that might substantially increase the insurance premiums payable under or result in the cancellation or non-renewal of any of the policies.

15.3	Consequences of Completion on Insurance Coverage

Save as set out in Exhibit 15, the continuity and cost of the coverage provided by those policies shall not be affected by the sale of the Shares to the Purchaser.

16.	COMPETITION AND TRADE REGULATION LAW

16.1	Current Practices

None of the Group Companies have been parties to or have been involved in an agreement or arrangement whatsoever or have conducted themselves (whether by omission or otherwise) in a manner which:

16.1.1	infringes article 81 and/or 82 of the Treaty establishing the European Union or any other Competition Law in any country in which the Group Companies have assets or in any place where their business may have an effect; or

16.1.2	to be valid, must be subject to notification, authorisation or negative clearance under any applicable Competition Law; or,

16.1.3	could render the Group Companies liable to any litigation, administrative proceedings or investigation by virtue of any Competition Law in any country in which the Group Companies have assets or in any place where their business may have an effect.

16.2	Enquiries, Investigations

16.2.1	The Group Companies are subject to no enquiry or investigation whatsoever, and have received no order or request for information from any institution or court whatsoever (including in particular any Governmental Entity and the European Commission) under any Competition Law in any country in which the Group Companies have assets or intend to carry on business or in any place where their business may have an effect.

16.2.2	The Guarantor is aware of no current or potential enquiry or investigation, proceedings or negative decision in relation to the granting of any subsidy or aid.

16.3	Application for Exemption

The Group Companies are or have been parties to and have been involved in no agreement in any form whatsoever in respect of which an application for negative clearance or confirmation has been made to the European Commission.

16.4	Sanctions

16.4.1	None of the business activities of the Group Companies as currently conducted could give rise to the imposition of any anti-dumping duty or other sanction under any trade Law, Competition Law or exchange control legislation in respect of any products designed or sold by the Group Companies or under which the Group Companies carry on their business.

16.4.2	No undertaking has been given by the Group Companies to any Governmental Entity (including, but not limited to, the authorities of the European Union) under any anti-dumping Law or other trade regulation, Competition Law or exchange control legislation.

17.	TAXATION

17.1	Filings

Each of the Group Companies has filed on a timely basis all returns and reports in respect of Taxes for which such Group Company may be liable and all such Tax returns were correct and complete in all respects.

17.2	Payments and Provisions

17.2.1	All Taxes required to be paid by any of the Group Companies that were due and payable prior to the date hereof have been paid within the legally prescribed time limits.

17.2.2	The provisions recorded in the Accounts are sufficient to pay all Taxes due or accrued at the Accounts Date (regardless of the date on which payment is due).

17.3	Tax Claims/Inquiries

17.3.1	None of the Group Companies is or has been in the past three years, the subject of any inspection, inquiry, audit or any court or administrative proceedings with respect to payment of or liability for any Tax. None of the Group Companies has received any request for information or notice from Tax authorities in this respect and, to the Founders’ knowledge, no such request or inspection is anticipated.

17.4	Tax withholdings

The Group Companies have complied with all statutory provisions relating to Taxation which require the deduction of Taxes from any payment made by it, and have properly accounted to the appropriate Taxation authority for any such Taxation, which ought to have been accounted for.

17.5	VAT

The Group Companies have complied with all statutory requirements, orders, provisions, directions or conditions relating to VAT.

17.6	Registration/Stamp Duties

The Group Companies have no liability (whether actual or contingent) in respect of any registration or stamp duties that is not fully provided for in the Accounts and, in particular but without limitation, the Group Companies have no outstanding liability for any transfer of property, contribution, merger, purchase or sale relating to transactions effected prior to Completion (whether before or after the Accounts Date) that is not fully provided for in the Accounts.

17.7	Abnormal Practices

None of the Group Companies is a party to any transaction or arrangement under which they have acquired or sold any asset, or have remunerated or supplied goods or services of any kind whatsoever for a price that is below or above the market value of that asset or services in such a way that it could be considered to be an abnormal act of management (“act eanormal de gestion”) or to be in breach of regulations on transfer prices (“prix de transfert”); none of the Group Companies have ever been party to any transaction, arrangement or series of transactions or arrangements the purpose of which could be considered by the French Taxation authorities as principally or exclusively tax driven or which could constitute a misuse of law (“abus de droit”).

17.8	Tax Elections and Advantages

17.8.1	A complete and accurate list of the Tax elections made by the Group Companies (including, but not limited to, elections related to tax consolidation, corporate income tax and VAT) is attached as Exhibit 17.

17.8.2	No Group Company has any obligation to hold any person harmless from or to indemnify any person against such person’s Tax liabilities. Except as a result of the tax consolidation election mentioned in Exhibit 17 and the resulting tax consolidation agreement included in the same Exhibit, no Group Company has assumed or is bound to assume the Tax liabilities of any other person.

17.8.3	None of the Group Companies has benefited from any Tax advantage or favourable Tax regime in exchange for existing undertakings or obligations by which it is still bound. None of the Group Companies is bound by any obligation or shall incur any additional Tax burden as a result of the obtention of any fiscal advantages, carry-forward or postponement of Taxation, or of any favourable Tax regime.

17.8.4	None of the Group Companies shall incur any Tax burden or other obligation as a result of the cessation, due to the sale of the Shares, of any Tax consolidation regime applicable to it.

17.8.5	The Group Companies are the beneficiaries of the tax loss carry-forwards (including deferred depreciation) and carry-back receivables set forth in Exhibit 17 (the “Tax Losses”). The aggregate amount contained in Exhibit 17 of the Tax Losses is real, exact and its principle and amount can be justified. No event, omission or error has occurred which has or could in the future cause the existence or the limit for offsetting the Tax Losses to be questioned or challenged.

17.8.6	The cost of acquisition for the purpose of corporation tax on chargeable gains (impôt sur les sociétés) to the Group Companies of each of their assets (except trading stock and work-in-progress) is not less than the book value of that asset as provided for in the Accounts.

17.9	Distributions

The reserves and other distributable amounts appearing in the Accounts may be distributed without any Tax burden for any Group Company.

18.	EMPLOYMENT

18.1	Employees

18.1.1	Set forth in Exhibit 18.1 is an exhaustive list, at the date hereof, of all employees of the Group Companies [with a gross annual remuneration of EUR 55,000 or more as well as all directors and officers (mandataires sociaux), such list including their age, length of service and present annual remuneration (including bonus rights, profit sharing rights, benefits in kind and any departure or retirement indemnities).

18.1.2	Exhibit 18.1 also includes a copy of the forms of employment agreements entered into by the Group Companies, as well as a copy of all employment agreements pursuant to which certain employees enjoy advantages in excess of these provided for in the aforementioned model form, or the collective status referred to in sub-clause 18.2 (including, increased severance payments, extended notice periods, advantages in kind, etc.).

18.2	Collective Agreements – Special Arrangements

18.2.1	Set forth in Exhibit 18.2 is an exhaustive list of the collective bargaining agreements as well as all other collective agreements applicable to the employees of the Group Companies.

18.2.2

Save as fully recorded in the Accounts, the Group Companies are subject to no obligation and owe no sum under any incentive scheme (“accord d’intéressement”), or profit-sharing scheme (“accord de participation”), employee share ownership scheme (“plan d’actionnariat”) or employee share option scheme (“plan d’option ou de souscription d’achat d’actions”) or savings scheme (“plan d’épargne enterprise”). All such schemes enjoyed by the employees of any Group Company duly qualify for the purpose of the Tax exemptions normally applicable to them.

18.2.3	Save as set forth in Exhibit 18.2.3, no particular arrangement exists with the members of personnel providing for redundancy indemnities, retirement indemnities or compensation in lieu of notice or other form of compensation or benefits, for amounts that exceed those provided by Law or the applicable collective bargaining agreements.

18.2.4	The Group Companies do not pay and are not under an obligation (actual or contingent) to pay, contribute or secure (other than payment of employers’ contributions under social security legislation) to or in respect of any person any allowance or other benefit of any kind, whether related to length of service in the Group Companies or otherwise, on retirement, death or disability or on the attainment of a specified age or after a certain number of years of work; there are no special benefits, other than those required by the law, in favour of the employees of the Group Companies.

18.3	Compliance with Law

18.3.1	The Group Companies have complied at all times with all of applicable Laws concerning labour matters, in particular:

(A)	the Group Companies have not enticed away any employee in a manner leading or which could lead to an action for unfair competition;

(B)	the Group Companies are not in breach of the provisions of Articles L 125-1 to L 125-4 of the French employment code relating to “marchandage” (providing workers in order to make a profit and which causes a prejudice to the workers); and

(C)	the Group Companies are in full compliance with working time regulations and in particular with the regulations concerning the 35-hour workweek.

18.3.2	The Group Companies have complied with all applicable Laws concerning the health and safety at work of their employees, and there are no claims (actual or contingent) in respect of any accident caused by any employee or third party which are not fully covered by insurance; a list of work accidents involving employees of each of the Group Companies since 1 January 2000, set forth in Exhibit 18.3.

18.3.3	The Group Companies having granted seasonal employment contracts or any other fixed-term contracts during the preceding three (3) years have complied with applicable Laws in this respect; in particular, no seasonal employment contract or any other fixed-term contract entered into during the three (3) years preceding the date of the Agreement could be considered as an open-ended contract.

18.3.4	The Group Companies are not the subject of any proceedings initiated by the labour inspector (Inspection du Travail).

18.4	Termination of Employment

18.4.1	Save as set forth in Exhibit 18.4, no director, officer or employee of the Group Companies is under notice of redundancy or dismissal for any reason whatsoever and no amount due to any current or former director, officer or employee for any reason whatsoever is in arrears or unpaid other than salaries due for the current month.

18.4.2	No employee of the Group Companies, whose gross annual remuneration is more than EUR 45,000 has resigned or, so far as the Sellers are aware, has threatened to do so.

18.4.3	Save as set forth in Exhibit 18.4, there have been no redundancies since 1 January 2000 No employee made redundant for economic reasons has requested to benefit from the re-hiring priority and no employee made redundant or dismissed for any reason whatsoever has brought a claim, whether in legal proceedings or not, against his employer.

18.4.4	No amount is due in any respect whatsoever to former employees of the Group Companies following a redundancy, dismissal for personal reasons, resignation, or termination by mutual agreement.

18.5	Employee Representation

Set forth in Exhibit 18.5 is a complete and up to date list of all employee representatives and employés protégés (protected employees) at the Group Companies, including members of the work council (comité d’entreprise), personnel delegates (délégués du personnel), members of the hygiene and safety committee (CHSCT) and union representatives (délégués syndicaux).

18.6	Collective Disputes – Other Employment Related Disputes

18.6.1	Save as set forth in Exhibit 18.6 no dispute between the Group Companies on the one hand, and, their employees, their former employees, an entity representing the employees or a trade union or similar organisation, on the other hand, is outstanding, pending, expected or foreseeable. The personnel delegates and the work councils have, as the case maybe, been duly elected (or the elections duly organised) and informed or consulted, including in connection with the sale of the Shares.

18.6.2	During the previous [two years] the Group Companies have not experienced any collective labour dispute, strike or other industrial action and there is no pending or threatened dispute, strike or other industrial action.

18.6.3	Save as set forth in Exhibit 18.6, there is not outstanding any dispute between any of the Group Companies, on the one hand, and any of their respective employees or directors (or former employees or directors), on the other hand. To the Sellers’s knowledge, no such disputes are threatened.

18.7	Powers/Authority to Represent

Set forth in Exhibit 18.7 is a complete list of all persons who have received general and/or special powers to represent any of the Group Companies.

18.8	Representatives

The Group Companies do not use any representatives or agents recognised as agent commercial or “V.R.P” or entitled to such status under French law.

18.9	Certain Benefits

No member of the Sellers’s Group nor any of the Group Companies have undertaken to grant any benefits to any employee or corporate officers of the Group Companies upon Completion.

19.	PRODUCT LIABILITY

19.1	Claims

Except as set forth in Exhibit 19.1:

19.1.1	No claim has been made against any of the Group Companies in respect of damage suffered resulting from a defect in any product manufactured, assembled, sold or leased by any of them and none of the Group Companies has received any Order to recall any of this products or to inform its customers of a defect or any danger caused by a defect in any of its products or linked to their use;

19.1.2	All outstanding product liability claims are fully reserved against in the Accounts and/or are fully covered by insurance;

19.1.3	None of the Group Companies has had any liability arising out of an injury to individuals as a result of use of any product manufactured, assembled, sold or leased by them;

19.1.4	No product sold or licensed by any of the Group Companies has any latent defect or other defect likely to result in a claim for damages from a purchaser or user of the product or a third party.

19.2	Safety

The Group Companies comply with any Law relating to safety of products which they market and have been granted, when necessary, all necessary safety certificates.

19.3	Warranties

No warranties have been made with respect to such products under whose terms the Group Companies would be liable beyond the limits and periods provided for by their general conditions of sale set forth in Exhibit 19.3.

19.4	Specifications

The products manufactured (now or in the past) by the Group Companies comply with their specifications and (in all material respects) with industry standards.

20.	SUBSIDIES

20.1	List of Subsidies

Set forth in Exhibit 20 is a list of each subsidy, aid, favourable Tax regime, grant program, loan at a preferential rate, special contract or lease or similar benefit which has been made available to the Group Companies (including by way of guaranty or other assurance) by any Governmental Entity.

20.2	Compliance

The Group Companies are in compliance with, and have neither breached or violated in any material respect, any representation, condition or undertaking made by it to obtain or to maintain any such subsidy. Save as set forth in Exhibit 20.2, the Group Companies have complied with all the obligations and conditions imposed by the grantor of any such subsidy and with all applicable Laws.

21.	ABSENCE OF CERTAIN DEVELOPMENTS

Since the Accounts Date, each of the Group Companies has conducted its business solely within the normal course of business and there has not been in relation to any of the Group Companies:

21.1	any change in the financial position, the assets, liabilities, business or operations, including any acquisition of assets or other capital investment for more than EUR 50,000, otherwise than in the normal course of business;

21.2	any declaration or payment of any dividend or any other distribution of profits or reserves;

21.3	any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or financial position of any Group Company;

21.4	any purchase or sale of securities, any issue of shares or other securities, rights or options to purchase or subscribe shares in any Group Company or which are capable of granting the right to acquire or subscribe securities which represent a share in the capital or a voting right of any Group Company;

21.5	any loan incurred, granted, promised or secured by any of the Group Companies in excess of EUR 20,000;

21.6	the assumption of an obligation or liability other than current obligations or liabilities incurred in the normal course of business;

21.7	any transaction which has given or may give rise to (i) a liability to Taxation on the Group Companies (other than corporation tax on normal trading income), or (ii) any payment or any obligation to make a payment which is not tax deductible in the computation of the base for corporation tax;

21.8	any change (except for salary increases or other items of remuneration made by virtue of applicable Laws or collective bargaining agreements) in the amounts or method of calculation of the salaries and other items of remuneration or the other terms of employment of any employees of the Group Companies nor any express commitment to do so nor any negotiation or claim in view of such changes;

21.9	any sale, lease or transfer of any tangible or intangible assets other than items of stock in the normal course of business, nor any cancellation or waiver of any receivables;

21.10	any guarantee, surety or letter of comfort in respect of the obligations of third parties;

21.11	any Encumbrance granted over any tangible or intangible assets;

21.12	any change in accounting methods, principles or practices unless required by a concurrent change in applicable Law;

21.13	any amendment to the Group Companies’ articles of association;

21.14	the entering into of any co-operation, partnership, joint venture or other similar agreements and

21.15	any undertaking to do any of the foregoing.

22.	GENERAL

22.1	Information

To the Guarantor’s knowledge, all the information contained in this Agreement including the recitals, the Schedules and the Exhibits is true, correct, complete, up to date and accurate in all respects.

22.2	Guarantor’s knowledge

There is no existing fact or event known to the Guarantor which is likely to have a negative effect on the assets, business or activities of any of the Group Companies or which could reasonably be expected to affect adversely the willingness of the Purchaser to purchase the Shares upon the terms of this Agreement which has not been disclosed to the Purchaser, by or on behalf of the Founders, in writing in this Agreement.

SCHEDULE 7

WARRANTIES CERTIFICATE

In accordance with the provisions of Clause 5.2 of the share purchase agreement (the “Agreement”) signed on 10 May 2005 between certain shareholders of the company SWT and the company Captiva, which provides for the sale and/or exchange, as the case may be, by such shareholders to the company Captiva, subject to various conditions precedent, of the entire share capital and voting rights in the company SWT,

Mr. Herve´ Debbah hereby confirms:

(i)	That the representations and warranties set forth in Schedule 4 of the Agreement are accurate, true and complete in all respects as at the date hereof, and

(ii)	That no Material Adverse Change has occurred with respect to the Group Companies.

Signed in Paris

On 27 May 2005

Two originals

Herve´ Debbah

SCHEDULE 8 (A)

Amendment to Daniel Vaniche’s Service Agreement

SCHEDULE 8 (B)

Terms of compensation of Mr. Hervé Debbah

SCHEDULE 9

ESCROW AGREEMENT

SCHEDULE 10

CONSENTS AND APPROVALS

SCHEDULE 12

FORWARD SALE AGREEMENT